 As filed with the Securities and Exchange Commission on December _______, 2000

                                                      Registration No. 333-39254
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                              EXPORT EREZ USA, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                           52-2237043                       2390
(State or other jurisdiction of          (I.R.S. Employer          (Primary Standard Industrial
incorporation or organization)        Identification Number)        Classification Code Number)

                            ------------------------

                              Industrial Zone Erez
                                  P.O. Box 779
                             Ashkelon, Israel 78101
                          Telephone 011 972 7 689 1611
                          Facsimile 011 972 7 689 9287


                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                          Joseph Postbinder, President
                              Industrial Zone Erez
                                  P.O. Box 779
                             Ashkelon, Israel 78101
                          telephone 011 972 7 689 1611
                          fax       011 972 7 689 9287
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of     As soon as practicable after the
proposed sale to the public:            effective date of this Registration
                                        Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.
/  /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The Registrant amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                                               CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                Proposed                   Proposed
                                            Amount               Maximum                    Maximum             Amount of
Title of Each Class of                       to be               Offering                  Aggregate          Registration
Securities to be Registered                Registered        Price Per Share(1)          Offering Price          Fee (2)
----------------------------------------------------------------------------------------------------------------------------
Shares of common stock held by             1,000,000               $0.3078                  $307,800             $86.18
Selling Securityholders
----------------------------------------------------------------------------------------------------------------------------
Shares of common stock                       250,000                0.3078                    76,950              21.54
underlying warrants
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                      1,250,000                0.3078                  $384,750           $ 107.73(3)
============================================================================================================================


(1) There is no current market for the securities and the dollar amount of the shares to be registered is based upon the estimated per share of common stock book value ($0.3078).

(2) Estimated solely for the purpose of calculating the registration fee based on Rule 457(f)(2).
(3)  Previously paid.

PROSPECTUS                  Subject to Completion, Dated   December _____, 2000

                      [Legend for Red Herring Prospectus ]

The information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                              EXPORT EREZ USA, INC.

        1,000,000 shares of common stock to be sold by its holders, and 250,000 shares of common stockunderlying warrants to be sold by the holders

         This registration statement relates to the offer and sale of 1,000,000 shares of common stock, $.0001 par value per share, and 250,000 shares of common stock underlying warrants, of Export Erez USA, Inc. a Delaware corporation to be sold by the holders. All costs incurred in the registration of the shares are being borne by Export Erez USA.

         There has been no market for Export Erez USA's common stock and a public market may not develop, or, if any market does develop, it may not be sustained.

         The shares will become tradeable on the effective date of this prospectus. The selling securityholders will receive the proceeds from the sale of their shares and Export Erez USA will not receive any of the proceeds from the sales. The selling securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their shares on terms to be determined at the time of sale. See "Plan of Distribution." The selling securityholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares being offered for sale.

These securities involve a high degree of risk. See "Risk Factors" contained in this prospectus beginning on page 5.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

=======================================================================================================
                                               Underwriting Discounts and      Proceeds to Company or
                       Price to Public (1)           Commissions(2)                 Other Persons
-------------------------------------------------------------------------------------------------------
    Per Share                Unknown                        $ 0                            (3)
-------------------------------------------------------------------------------------------------------
      Total                  Unknown                        $ 0                            (3)
=======================================================================================================

(1) All the shares are being sold by the selling securityholders in separate transactions at prices to be negotiated at that time.
(2) The shares are being sold by the selling securityholders and Export Erez USA has no agreements or understandings with any broker or dealer for the sales of the shares. A selling securityholder may determine to use a broker-dealer in the sale of its securities and the commission paid to that broker-dealer, if any, will be determined at that time. Prior to the involvement of any broker-dealer, that broker-dealer must seek and obtain clearance of the compensation arrangements from the National Association of Securities Dealers, Inc. In that event, Export Erez USA will file a post-effective amendment identifying the broker-dealer(s).
(3) Export Erez USA will not receive any proceeds from the sale of the shares.

         One or more broker-dealers may be the principal market makers for the shares being offered . Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. The market making activities of any market makers, if commenced, may subsequently be discontinued.
                                -----------------

               The date of this Prospectus is December ____, 2000

                               PROSPECTUS SUMMARY

         The following is a summary of information contained elsewhere in this prospectus. Reference is made to, and this summary is qualified by, the more detailed information set forth in this prospectus, which should be read in its entirety.

Risk Factors

         There are substantial risk factors involved in investment in Export Erez USA. Investment in Export Erez USA is speculative and investors may not receive any return from their investment. See "Risk Factors".

Export Erez USA and Subsidiaries


         Export Erez USA, Inc. is a recently-created holding company whose subsidiaries, Export Erez, Ltd. and Mayotex. Ltd., have been operating in excess of ten years. References in this prospectus to "Export Erez USA" include Export Erez, Ltd. and Mayotex, Ltd., as applicable. Export Erez USA, through its subsidiaries, is engaged in the production and marketing of textile products designed to provide personal protection such as bulletproof vests, and associated heavy fabric products such as tents and other camping equipment. Export Erez Ltd. primarily produces and markets the textile products and Mayotex Ltd. is primarily engaged in weaving, improving, processing, dyeing, cutting and sewing of the fabric to make the heavy-duty and sometimes bulletproof fabrics used by Export Erez Ltd.


         Joseph Postbinder, president and a director of Export Erez USA, serves as chief executive officer of Export Erez Ltd. and Mayotex Ltd.

         Export Erez USA was incorporated on March 24, 1999 as a Delaware corporation named Acanthus Acquisition Corporation, which changed its name to Export Erez USA, Inc. on May 19, 1999.


         Export Erez USA maintains its executive offices at the Industrial Zone Erez, Israel. Its telephone number is 011 972 7 689 1611 and its facsimile number is 011 972 7 689 9287.


Selling Securityholders

         This prospectus relates to the registration for sale of the securities held by 64 of the securityholders of Export Erez USA. These shareholders will be able to sell their shares on terms to be determined at the time of sale, directly or through agents, dealers or representatives to be designated from time to time. Export Erez USA will not receive any proceeds from the sale of the securities by the selling securityholder.

Trading Market

         There is currently no trading market for the securities of Export Erez USA. Export Erez USA intends to apply initially for its securities to be traded in the over-the-counter market on the NASD OTC Bulletin Board or, if and when qualified, on the Nasdaq SmallCap Market. Export Erez may not now or ever qualify for listing of its securities on the NASD OTC Bulletin Board and may not now or at any time in the future qualify for quotation on the Nasdaq SmallCap Market. See "Risk Factors--Absence of Trading Markets" and "Description of Securities--Admission to Quotation on Nasdaq SmallCap Market or the NASD OTC Bulletin Board".

Selected Financial Data

         The following table sets forth the selected consolidated financial data for Export Erez USA for the years ended December 31, 1999 and 1998, respectively. The financial information set forth below is derived from, and should be read in conjunction with, the more detailed financial statements (including the notes thereto) appearing elsewhere in this prospectus.


                                            Pro Forma         Year Ended        Year Ended          9 Months          9 Months
                                           December 31,      December 31,      December 31,       Ended Sept.       Ended Sept.
                                               1999              1999              1998            30, 2000           30, 1999
                                           ------------       ----------        ----------         ---------        -----------
Income Statement Items:

Revenues                                    $4,490,898        $4,490,898        $4,568,498         3,502,039         3,546,683
Cost of sales                                3,121,674         3,121,674         3,589,167         2,219,898         2,333,798
Selling, general and
     administrative expenses                   701,993           701,993           649,694           611,849           428,220
Income from operations                         667,231           667,231           329,637           670,292           784,665
Income before income taxes                     757,090           757,090           359,654           579,643           793,347
Income taxes                                   163,015           163,015           130,068          (224,950)         (261,953)
Net income                                     594,075           594,075           229,586           354,693           531,394
Net income per share
    (basic and diluted)                            .05             50.52             19.52              0.03              0.05

Balance Sheet Items

Cash                                           681,291           681,291           670,759           666,822
Marketable securities                        1,393,123         1,393,123                 -                 -
Trade accounts receivable                      875,557           875,557           685,343           894,951
Other inventory                                690,195           690,195           590,239           826,561
Total current assets                         3,780,105         3,776,899         2,057,847         2,158,758
Total assets                                 5,030,243         5,030,243         3,099,383         4,183,328

Current liabilities                          3,450,857         3,450,857         2,153,793         1,954,590
Long term obligations                          144,456           144,456           166,828           167,993
Total shareholders' equity                   1,434,930         1,434,930           778,762         2,032,055


                                  RISK FACTORS

The securities offered hereby are speculative in nature and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all of the other information set forth elsewhere in this prospectus and the information contained in the financial statements, including all notes thereto.

Special note regarding forward-looking statements

         This prospectus may contain certain forward-looking statements and information relating to Export Erez USA that are based on its beliefs and its principals as well as assumptions made by and information currently available to them. These statements include, among other things, the discussions of its business strategy and expectations concerning its market position, future operations, expansion opportunities, and profitability. When used in these documents, the words "anticipate," "feel," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to Export Erez USA or its principals, are intended to identify forward-looking statements. Such statements reflect the current view of Export Erez USA respecting future events and are subject to certain risks, uncertainties, and assumptions, including the meaningful and important risks and uncertainties noted, particularly those related to its operations, results of operations, and growth strategy, liquidity, competitive factors and pricing pressures, changes in legal and regulatory requirements, general economic conditions, and other factors described in this prospectus.

Risks of doing business adjacent to the Gaza Strip places company at risk for unrest

         Export Erez USA's operations are in an industrial area adjacent to the occupied Gaza Strip. Gaza and its vicinity suffers from adverse economic conditions and political unrest, and any business, particularly an Israeli business, is subject to numerous risks. These risks are dynamic and difficult to quantify and include, among others, the risks of internal political or civil unrest, war, a general strike or government restrictions. The status of the area and its future administration is dependent on the ongoing peace process and negotiations among Israel, the Palestinian Authority and other nations and parties involved in the Middle East peace process.

A change in economic policies may undermine economic and legal stability of the region

         The Israeli government and the Palestinian Authority have adopted policies encouraging economic development, but conditions might change unexpectedly which may have an adverse impact on ownership and may result in a loss without recourse of property or assets of Export Erez USA. The civil justice system in Israel is considered stable, but the stability of any legal system that may be set up by the Palestinian Authority, should the Palestinian Authority gain jurisdiction over any dispute, is uncertain. The likelihood of any foreign or Israeli-owned company successfully prevailing in any dispute with the Palestinian Authority or any private litigant under any proposed Palestinian legal system is difficult to quantify or predict.

The Israeli economy is volatile and subject to hyperinflation which would adversely impact Export Erez USA

         The Israeli economy has been volatile for decades, with high taxation, high military spending, high social welfare costs and a generally high inflation rate, which has in the past included periods of hyperinflation. Financial statements, contracts and business transactions are generally drawn and contemplated to adjust for inflation, but a period of hyperinflation would adversely impact Export Erez USA's business.

Domestic and foreign government regulation could hinder Export Erez USA's operations

         Export Erez USA will be subject to and affected by significant United States and Israeli government regulation, as well as regulation by the Palestinian Authority. Government laws and regulations, whether existing today or adopted in the future, or during or following civil or political unrest, could adversely affect Export Erez USA's ability to market and sell its products, and could impair Export Erez USA's profitability. See "Business - Regulation."

Enforceability of certain civil liabilities difficult because officers and directors reside outside the United States

         Export Erez USA's officers and directors reside outside the United States and a substantial portion of its assets are located outside the United States. It would be difficult for an investor to sue, for any reason, Export Erez USA or any of its officers or directors. If an investor was able to obtain a judgment against Export Erez USA or any of its officers or directors in a United States court based on United States securities laws or other reasons, it would be very difficult, if not impossible, to enforce such judgment in Israel.

Export Erez USA only commenced operations in 1999 and has a limited history of operations

         Export Erez USA commenced operations in 1999 and has only a limited history of operations. Although its subsidiaries, Export Erez, Ltd. and Mayotex, Ltd., have been in operation in Israel for over ten years the current corporate structure, utilizing Export Erez USA as a parental holding company, is relatively new and may not be as effective or efficient and may not produce the same operating results as when the subsidiaries acted more independently.

Export Erez USA is entering new markets which may not prove profitable


         Export Erez USA is expanding its business and moving into new markets with which it is not familiar and in which it has no substantial reputation. These future operations may not be profitable. Revenues and profits, if any, will depend upon various factors, including market acceptance of its products, market awareness, dependability of its distribution network, and general economic conditions. Export Erez USA may not achieve its expansion goals and its failure to achieve its goals would have an adverse impact on it.

Additional financing may not be available to develop its expansion program

         Export Erez USA may attempt to finance future purchases and acquisitions using shares of Export Erez USA's common stock, preferred stock, options, cash, borrowed funds or a combination thereof. The additional financing may not be available to Export Erez USA when needed and it may suffer adverse consequences. Future events, including the problems, delays, or increased expenses and difficulties may lead to cost increases that could make Export Erez USA's available sources of capital insufficient to fund its proposed operations. Export Erez USA may seek to use additional offering of its equity securities, an offering of debt securities or obtaining financing through a bank or other entity. Export Erez USA has not established a limit as to the amount of debt it may incur nor has it adopted a ratio of its equity to a debt allowance. If Export Erez USA needs to obtain additional financing, that financing may not be available from any source, or it may be available on terms not acceptable to it, or a future offering of securities may not be successful.


Issuance of future shares may dilute investors' share value


         The future issuance of all or part of its remaining authorized common stock, whether for acquisitions, payment for services, benefit plans, or other items, may result in substantial dilution in the percentage of Export Erez USA's common stock held by its existing shareholders. The Certificate of Incorporation of Export Erez USA authorizes the issuance of 100,000,000 shares of common stock of which 12,500,000 shares are outstanding and 20,000,000 shares of preferred stock of which none are outstanding. Moreover, any common stock issued in the future may be valued on an arbitrary basis by Export Erez USA. The issuance of Export Erez USA's shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by investors, and might have an adverse effect on any trading market, should a trading market develop for Export Erez USA's common stock.


Export Erez USA may encounter business problems outside its control which adversely impact on it

         The defense industry is small but extremely competitive and the commercial success of any product is often dependent on factors beyond the control of Export Erez USA. Export Erez USA may not be able to manufacture or market its products because of industry conditions, general economic conditions, competition from other manufacturers and distributors, or lack of acceptance for its products by consumers or retail outlets. Export Erez USA may also incur uninsured losses for liabilities which arise in the ordinary course of business in the manufacturing industry, or which are unforeseen, including but not limited to trademark infringement, product liability, and employment liability. See "Business."

There is no current trading market for Export Erez USA's securities

         If the common stock of Export Erez USA is not listed on the NASD OTC Bulletin Board or on the Nasdaq SmallCap Market or if a public trading market does not otherwise develop, investors may have difficulty selling their common stock should they desire to do so. Currently, there is no trading market for Export Erez USA's common stock and one may not develop. Export Erez USA intends to apply for listing of its common stock on the NASD OTC Bulletin Board or, if and when qualified, for listing on the Nasdaq SmallCap Market. No market makers have committed to becoming market makers for Export Erez USA's common stock, and none may do so. If a trading market does in fact develop for the common stock offered hereby, it may not be sustained.

Penny stock regulation may impair shareholders' ability to sell Export Erez USA's stock

         If trading in Export Erez USA's stock begins, its common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges. Penny stocks are subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell the securities to persons other than established customers and accredited investors and these additional requirements may restrict the ability of broker-dealers to sell a penny stock. See "Description of Securities-Penny Stock Regulation".

Management and affiliates own enough shares to control shareholder vote


         Export Erez USA's executive officers and directors, together with entities affiliated with them, own approximately 92% of the outstanding common stock. As a result, these executive officers and directors will control matters that require stockholder approval such as election of directors, approval of a corporate merger, increasing or decreasing the number of authorized shares, adopting corporate benefit plans, effecting a stock split, amending Export Erez USA's Certificate of Incorporation or other material corporate actions.


Export Erez USA's operations are dependent on expertise of its key officers

         The loss of Mr. Postbinder's services for any reason would have a material adverse effect on Export Erez USA's business and operations and its prospects for the future. Joseph Postbinder is president and a director of Export Erez USA and managing director of Export Erez Ltd. and Mayotex Ltd. See "Management". All decisions concerning the conduct of the business of Export Erez USA, including the products, manufacturing and marketing by Export Erez USA are made by or significantly influenced by Mr. Postbinder. Export Erez USA does not have "key man" life insurance on the lives of Mr. Postbinder or any of its executive officers.

Export Erez USA has never paid dividends

         Investors can not expect to receive a return on their stock investment in the form a dividend. Export Erez USA has never paid cash dividends on its common stock and no cash dividends are expected to be paid on the common stock in the foreseeable future. Export Erez USA anticipates that for the foreseeable future all of its cash resources and earnings, if any, will be retained for the operation and expansion of its business.

The possibility of Export Erez USA issuing preferred stock with certain preferences may depress market price of the common stock

         Export Erez USA has 20,000,000 shares of non-designated preferred stock authorized which it may issue from time to time by action of the board of directors. As of the date of this prospectus, Export Erez USA has not designated or issued any shares of preferred stock. However, the board of directors may designate voting and other preferences without shareholder consent which designations may give the holders of the preferred stock voting control and other preferred rights such as to liquidation and dividends. The authority of the board of directors to issue stock without shareholder consent may have a depressive effect on the market price of Export Erez USA's common stock even prior to any designation or issuance of the preferred stock.

The possibility of issuing preferred stock for anti-takeover effect could prevent takeovers favored by shareholders

         The board of directors has the authority, without further approval of Export Erez USA's stockholders, to issue preferred stock, having the rights, preferences and privileges as the board of directors may determine. Preventing a change in control of the company could have the effect of preventing shareholders from receiving a premium price for their shares or may prevent a takeover which some of the shareholders favor because they might perceive it would result in better management of the company.

Additional shares entering market pursuant to Rule 144 without additional capital contribution


         An increase in the number of shares of Export Erez USA available for public sale without any increase to the company's capitalization could decrease the market price of the company's shares. After a one-year holding period these shares subject to Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission, will become eligible for trading without any additional payment to the company or any increase to Export Erez USA's capitalization. Of the 12,500,000 shares of common stock currently outstanding, 985,000 are restricted shares held by non-affiliates of Export Erez USA which shares are subject to limitations on transferability. The one-year holding period expired on May 20, 2000 for 500,000 of these shares and will expire on May 25, 2001 for the other 485,000 of these shares. Shares owned by affiliates of Export Erez USA, including the shares held by directors of Export Erez USA who are selling securityholders, will be subject to the limitations of Rule 144, including its volume limitations in the sale of their shares. An aggregate of 11,515,000 of the outstanding shares of the company are held by affiliates and subject to the limitations of Rule 144 including the shares held by affiliates which are registered in this prospectus. See "Plan of Distribution-Sales by Affiliates".


Selling securityholders may sell securities at any price or time

         After effectiveness of this prospectus, the 62 non-affiliated selling securityholders may offer and sell their shares at a price and time determined by them without subject to Rule 144. The timing of sales and the price at which the shares are sold by the selling securityholders could have an adverse effect upon the public market for the common stock, should one develop. See "Plan of Distribution-Sales by Selling Securityholders".

Officers and directors have limited liability and have indemnity rights

         The Certificate of Incorporation and By-Laws of Export Erez USA provide that Export Erez USA indemnify its officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer's or director's respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. Export Erez USA's Certificate of Incorporation and By-Laws also provide for the indemnification by it of its officers and directors against any losses or liabilities incurred as a result of the manner in which the officers and directors operate Export Erez USA's business or conduct its internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of Export Erez USA, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

                              AVAILABLE INFORMATION

         Export Erez USA has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all the information contained in that registration statement. For further information regarding Export Erez USA and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the SEC's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the SEC's home page on the World Wide Web at http://www.sec.gov. Each statement contained in this prospectus with respect to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for its complete terms and conditions.

         Export Erez USA will be subject to the informational requirements of the Exchange Act and in accordance therewith will file reports and other information with the SEC. Reports, proxy statements and other information filed by Export Erez USA can be inspected and copied on the SEC's home page on the World Wide Web at http://www.sec.gov or at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained from the SEC by mail at prescribed rates. Request should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Export Erez USA intends to furnish its stockholders with annual reports containing audited financial statements and other reports as may be required by law. Export Erez USA may issue other unaudited interim reports to its shareholders as it deems appropriate.

                              EXPORT EREZ USA, INC.

         Export Erez USA is a newly formed company that, through its subsidiaries, manufactures textile products with special qualities, such as high degrees of strength, durability and waterproofing. Export Erez USA was incorporated on March 24, 1999 as a Delaware corporation named Acanthus Acquisition Corporation, which changed its name to Export Erez USA, Inc. on May 19, 1999. As of April 21, 2000, Export Erez USA became the owner of all of the shares of Export Erez Ltd. and Mayotex Ltd., operating companies organized under the laws of the State of Israel, through which it conducts its operations in the State of Israel and in the Gaza Strip.

                                    BUSINESS

Operations

         Export Erez Ltd. was formed and registered on January 23, 1983 under the name R.T.V. Ltd. as a limited shares company under the Companies Ordinance of the State of Israel and changed its name to Export Erez Ltd. on April 25, 1987. Export Erez Ltd. primarily produces and markets textile products designed to provide personal protection, such as bulletproof vests, and associated heavy fabric products, such as tents and other camping equipment. It has been a supplier to the Israeli military for over 10 years.

         Mayotex Ltd. was formed and registered on March 7, 1990 as a limited liability company under the Companies Ordinance of the State of Israel. Mayotex is engaged in weaving, improving, processing, dyeing, cutting and sewing of fabric to make the heavy-duty and sometimes bulletproof fabrics used by Export Erez Ltd. to manufacture its finished products and goods.

         Export Erez USA's facilities are staffed by a Palestinian workforce, hired with the cooperation of the Palestinian Authority. Should the Middle East peace process continue to lead to a decrease in hostilities and normalization of relations with the Arab and Islamic world, Export Erez USA believes that its history of cooperation and employment with the Gazan Palestinians and the Palestinian Authority will lead to opportunities to penetrate markets in the Arab and Islamic world.

Products

         Export Erez USA's products are designed for four major markets. The major product group is aimed at the Israeli and international defense market. Export Erez USA's military products include bulletproof clothing and combat vests, flak jackets, dust protectors, padded coats, plus sleeping bags, bags and totes, weapons straps and belts. Products under development include ballistic helmets, stab-resistant fabric, ceramic ballistic plates and one-way protective windows.

         The second product group is aimed at the civilian market, including police, prison and security forces, and includes camping and sporting equipment such as tents and sleeping bags and heavy-duty clothing including overalls and coveralls. Export Erez USA's civilian defense and security products include a bulletproof executive vest, and adaptations of Export Erez USA's military products.

         The third product group is aimed at the industrial market and includes special industrial fabrics and cloth tapes.

         The fourth product group is aimed at animal owners, and includes dog collars and leashes, items for horses and riders and protective equipment.

         The following table details Export Erez USA's current product line, its current and future target markets and geographic areas.


                          Present                                       Future
Product description       Target market         Geographical area       Target market                   Geographical area
-------------------       -------------         -----------------       -------------                   -----------------
Dust protectors
and various covers        Military              Israel                  Military, civilian              Israel, international

Padded coats              Military              Israel                  Military, civilian              Israel, international

Range of protective
vests and flak jackets    Military              Israel, international   Military, civilian              Israel, international

Cooling jackets           Military              Israel                  Military                        Israel, international

Range of overalls         Military              Israel, international   Military, civilian, industrial  Israel, international

Vests                     Military              Israel, international   Military, civilian              Israel, international

Sleeping bags             Military              Israel                  Military, civilian              Israel, international

Carriers for
grenade launchers         Military              Israel, international   Military                        Israel, international

Individual bags
and totes                 Military              Israel                  Military, civilian              Israel, international

Tents                     Military              Israel                  Military, civilian              Israel, international

Camp beds                 Military              Israel                  Military, civilian              Israel, international

Personal belts
and weapon straps         Military              Israel                  Military, industrial            Israel, international

Woven fabrics:
canvas, corduroy,         Military, civilian,
nylon                     industrial            Israel                  Military, civilian, industrial  Israel, international

Range of tapes            Military, industrial  Israel, international   Military, civilian, industrial  Israel, international

Bags for riders           Civilian - animals    Israel, international   Civilian                        Israel, international

Horse blankets
and saddles               Civilian - animals    Israel, international   Civilian                        Israel, international

Collars, harnesses
and leads                 Civilian - animals    Israel, international   Civilian                        Israel, international

Protective
vests for riders          Civilian - animals    Israel, international   Civilian                        Israel, international

Leg protectors            Civilian - animals    Israel, international   Civilian                        Israel, international

         Export Erez USA is currently developing new products for military and civilian markets, including ballistic helmets, stab-resistant fabric, ceramic ballistic plates and one-way protective windows. Export Erez USA is also developing a new generation of complex products for protective vests used by security forces and armies all over the world, using purchased materials. The vests will offer a very high level of protection with minimum weight and maximum flexibility.































Customers

         Export Erez Ltd. has customers in the military and security categories in over a dozen countries in the Mediterranean, Europe, Africa, and Asia for its various heavy bags and carriers, protective vests, flak jackets and sleeping bags. Export Erez Ltd. has customers in the United States and several Latin American countries for its various vests, bags, pouches and binoculars.

         Export Erez USA's customers can be divided into four main groups:

o Defense customers, members of the security services who need personal equipment: clothing, sleeping bags, tents, etc., as well as personal protection equipment, such as bullet proof vests, helmets, flak jackets etc. This type of equipment must meet developed "human engineering" requirements, providing comfort as well as maximum protection, preventing penetration by bullets and knives, protection against fire, collisions and other hazards.

o Civilian customers, which includes young or older hikers who need equipment such as sleeping bags, tents, rucksacks, and clothing adapted for specific needs such as mountain climbing, or hiking in cold climates.

o Civilian defense customers, including members of civilian security forces such as police officers, private security firms, airport security, personal bodyguards, and event security guards. The requirements of these customers for protective equipment are similar to those of military security forces. However, since their work is mainly in a civilian environment, it is also important to pay attention to esthetic appearance, with protective features made as unobtrusive as possible.

o Animal sports fans and animal owners. Export Erez USA divides this category into two groups: Individual pet owners, for whom animal accessories are supplied at three price levels and qualities. Animal sport groups who buy equipment for specific animal sports. In the case of horse riding equipment, "human engineering" is very important to ensure maximum comfort for the animal and the rider.

         In addition to the Israeli Ministry of Defense, Israeli police forces and Israeli prison service, Export Erez USA has supplied products such as vests, bed sheets, tapes, cannon covers, tents, belts, battle vests, dog accessories, various bags, and special carriers for weapons for approximately 20 Israeli commercial enterprises. Similar products have also been sold to at least 20 military, institutional, and civilian industrial customers in Cyprus, Italy, England, Greece, Holland, Germany, Latvia, Switzerland, Slovakia, Paraguay, Peru, Uruguay and the United States.

         Export Erez USA has several contract bids pending for sale of certain of its products to the Israel Military and Israel Police. However, Export Erez USA may not be successful in obtaining these contracts. Typically the contracts are awarded to specifically supply certain products and do not usually continue as on-going supply contracts. In 1999, one customer accounted for more 50% of Export Erez's sales revenues and to date in 2000 this customer has accounted for more than 30% of sales revenues.

Marketing


         Export Erez USA has developed a marketing strategy designed to penetrate various markets by complying with stringent quality standards instituted in targeted countries.


         Below are some of the steps Export Erez USA is taking in order to penetrate different markets with its next generation of products:


         o    Locating domestic entities to market its products.

         o Initiating contacts with chambers of commerce in international embassies.

         o Actively participating in tenders and bids for contracts in military, police and civilian markets worldwide. Export Erez USA is negotiating for contract bids with the governments of Germany, Turkey, Argentina, Chile and Brazil and the United Nations.

         o Actively participating in international exhibitions of military and police security equipment. Export Erez USA recently participated in Milipol in Paris, and Fidae in Chile and exhibited at the IFSEC 2000 security show in the United Kingdom.

         o Advertising on the Internet: Export Erez USA is investing resources in developing this area of e-commerce, expanding to new countries and finding new contacts in areas relating to its activities.

         o Advertising in professional publications appearing annually, such as The Israel Defense Sales Directory ("SIBAT").

         o    Appearing in international databases, such as BDI
              (Kompass) various "yellow pages" directories, Dun &
              Bradstreet, and other directories.

         o Distributing brochures describing Export Erez USA's procedures and products.


Export Erez USA has divided its marketing division into the following sections:

         o One section specializing in locating and submitting government bids.

         o    One section specializing in the civilian sector.

         o The export marketing division operated by Export Erez USA consists of a marketing manager who operates on a self-employed basis and manages a team of employees. This marketing team carries out market surveys, market segmentation, and seeks out new markets for the products, and new engagements with international chambers of commerce. The marketing team earns commissions that are determined in advance, according to the scope and nature of the deal. Export Erez USA's policy is to pay commissions of 2% to 10%.

         o The civilian market is handled by two offices, each dealing with a different geographical region and a different basket of products.

Major Competitors

         Export Erez Ltd.'s share of the Israeli defense market for applicable products in 1998 was approximately 25% of a total market of $10,000,000. Export Erez USA has two major competitors: Archidatex with approximately 25% of the applicable market and Rabintex with approximately 35%. Export Erez Ltd.'s share of the Israeli civilian market for applicable products in 1998 was approximately 10% of a total market of $14,000,000 with 40% controlled by other Israeli companies and 50% made up by imported goods.

         Internationally, Export Erez Ltd.'s competitors in the defense market include companies such as Point Blank, Safari Land of Ontario, California and A.B.A. in the United States, R.B.R. International Ltd. and L.B.A. in England, Indigo in Spain, Systema Compositi in Italy, Hellenic Arms Industries in Greece and Barman in Sweden. In each case, the competing manufacturers specialize in a more limited product line than does Export Erez USA.

         In the civilian market, Export Erez USA is aware of approximately 20 companies manufacturing similar products. A number of major manufacturers with resources and reputations far greater than those of Export Erez USA compete for the same market. Export Erez USA intends to market its products over the Internet as well as through a network of distributors. Export Erez USA may not be able to locate a market for its civilian products large enough to recoup its costs.

Inventory

         Export Erez USA keeps low inventories for most of its products and components, except for straps, which are used in a wide range of Export Erez USA's products. Inventory usually is held after production for an average of 54 days. Inventory normally accounts for approximately 15-17% of Export Erez USA's total assets.

Raw Materials

         Export Erez USA's products include raw materials such as fabric purchased in Israel and abroad, specialized composite materials such as Kevlar produced by Dupont Ltd., Twaron produced by Akzo Ltd., Dyneema produced by D.S.M. Ltd. and Spectra and Gold Flex produced by Allied-Signal. Other specialized materials include specialized glass mixed with polycarbonate and various resins. Export Erez USA obtains its supplies by purchasing on the basis of an open letter of credit, by specialized documentary credit, or in the case of suppliers that Export Erez USA has dealt with for years, on open account.

         Management believes that its suppliers are stable, and it foresees no problems or disruption in a steady supply of materials. A disruption to its supply of materials could have an adverse impact on Export Erez USA.

Seasonality

         Sales of Export Erez USA's military and security clothing products and industrial products are not seasonal in nature. Sales of Export Erez USA's camping equipment and clothing may experience slight increases during certain seasons.

Property

         Export Erez USA's executive offices, manufacturing, production and distribution facilities encompass two buildings in the Erez Industrial Area adjacent to Gaza. One building, owned by Joseph Postbinder, is leased to Export Erez USA for $7,119 per month for 2,500 square meters. The second building is owned directly by Export Erez USA and is unencumbered by any mortgage or debt, and contains 1,400 square meters of usable space. Export Erez USA also has a factory in the Netivot Industrial Area, which is leased for $1,900 per month for 380 square meters.

Patents and trademarks

         Export Erez USA does not have any patents or trademarks registered in its name.

Regulation

         The operations of Export Erez USA are subject to extensive regulation by United States and Israeli authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations.

         The following are among the rules and procedures all companies must follow in order to participate in Ministry of Defense and other government bids in Israel:

         The bidder must be registered as a recognized supplier.

         The bidder must have government certification and is authorized to participate in bids only up to the limit of its approved security classification.

         National Priority Area and local product: goods produced in Israel are given priority over foreign bidders according to Israeli bid regulations. The bidder must offer an attractive price.
         The bidder must keep to contractual schedules and milestones. The goods must pass final quality control tests before delivery.


         Every bid is different, and different documents may be required. There are no special taxes on bids apart from the Israeli value added tax ("VAT").


         Because Export Erez USA's business is highly regulated, the laws, rules and regulations applicable to Export Erez USA are subject to regular modification and change and future laws, rules or regulations may be adopted which could make compliance much more difficult or expensive or otherwise adversely affect the business or prospects of Export Erez USA.

Employees

         Export Erez USA, including its subsidiaries Export Erez Ltd. and Mayotex Ltd., has approximately 130 full-time employees, including its executive officers. Export Erez USA does not have a collective bargaining agreement with its employees and is not aware of any labor disputes. The majority of Export Erez Ltd.'s employees are Palestinian Gazans, hired through and with the cooperation of the Palestinian Authority. Subject to political and military circumstances, Export Erez USA believes that it has good relations with its employees.

                                 DIVIDEND POLICY

         Export Erez USA presently does not intend to pay cash dividends on its common stock in the foreseeable future and intends to retain future earnings, if any, to finance the expansion and development of its business. Any future decision of Export Erez USA's board of directors to pay dividends will be made in light of Export Erez USA's earnings, financial position, capital requirements and other relevant factors then existing.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                     OF CONDITION AND RESULTS OF OPERATIONS

         This section should be read in conjunction with Export Erez USA's financial statements and the relevant notes thereto, as well as the business information presented in other parts of the registration statement of which this prospectus is a part.

Overview

         Export Erez USA's strategic objectives are as follows:

o To develop high tech products, including: stab-proof fabric, ballistic helmets, ballistic ceramic boards and one-way protective windows by the year 2001.

o To increase its share of the local defense market to about 35% by the year 2004.

o To increase its share of the local civilian market to about 25% by the year 2004.

o To penetrate the international defense market with business worth about $1 million in 1999, growing by about $1.5 million per annum to the year 2004.

o To extend activity in the international civilian market starting with activity worth about $0.3 million in 1999, growing by about $0.5-0.75 million per annum to the year 2004.

Results and Plan of Operations

         During 1999, bulletproof vests developed by Export Erez USA were sent to laboratories in the United States for testing, and following the tests, the products were deemed to have met the American N.I.G. standard. Obtaining this standard is intended to provide Export Erez USA's products with entree into the American market, and to encourage development of other markets.

         During 1999, Export Erez USA enlarged its Internet Web site in order to participate in the worldwide trend towards more electronic trade. The web site is located at www.exporterez.co.il.

         Expanding its product range requires Export Erez USA to make considerable investments in research and development, and penetrating markets outside Israel also involves heavy expenses. Export Erez USA intends to develop the following products between 2000 and 2003: anti-stab cloth, ballistic helmets, ballistic ceramic plates, one-way protective windows.

         Export Erez USA intends to spend funds, when and if available, if ever, on commencing production and marketing of new products, construction of a new manufacturing and office complex, new equipment and upgrading its existing equipment.

         Export Erez USA intends to apply for listing on the NASD OTC Bulletin Board or for quotation of its securities on the Nasdaq SmallCap Market. Export Erez USA anticipates that it will offer additional shares of its common stock to the public with a view toward raising additional capital with which to effect its development plans. Management also believes that if Export Erez USA is able to establish a public trading market on the NASD OTC

Bulletin Board or Nasdaq SmallCap Market it will increase Export Erez USA's visibility to government authorities and additional potential civilian customers.

         In March 1999, Export Erez USA signed a limited partnership agreement with Orlite Ltd., a public company whose stock is traded on the Tel Aviv stock exchange, for the production of ballistic helmets for export from Israel . The partnership operated throughout 1999 on a limited basis only, because the approval required from the Business Restrictions Authority has not yet been given. This approval is expected in the course of the year 2000.


The Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

         In 1999, revenues decreased from $4,568,498 in 1998 to $4,490,898 whereas exports grew by 102% from $357,600 in 1998 to $722,900 in 1999. The form of the relationship with a number of large customers was altered this year. Export Erez USA worked on orders while the raw materials were supplied by the customer. As a result of this system, there was a decrease in sales and consumption of raw materials dropped accordingly by 8.4%, from $2,331,000 to $2,134,000. The cost of sales and processing decreased from $3,589,167 in 1989 to $3,121,674 in 1999. Export Erez USA's gross profit rose from $979,331 in 1998 to $1,369,224 in 1999.

         General and administrative costs decreased slightly from $458,451 to $457,218 in 1999.

         Most company sales are the result of winning tenders in both the domestic market and the world market. The tenders are obtained through agents which the company operates in the local and overseas market. Below is the composition of sales for 1999 and 1998:

                                    1998 ($)         1999 ($)        Change in %
                                   ---------         ---------       -----------

Sales to the local market          4,190,433         3,777,781          -9.47
Export sales                         378,065           713,117           88.8

                                   4,568,498         4,490,898          -1.69
                                   ---------         ---------          -----

         Sales fell by 1.69% in dollar terms, as a result of a fall in sales to the local market. There are two explanations for this decrease:

         1. The type of arrangement with one customer for the sale of protective jackets: raw materials were supplied by the customer, and as a result the selling price was about 40% of the regular price. When this form of arrangement is neutralized, sales for 1999 should be $5,400,000, a rise of 18.2% compared to 1998. The arrangement with the customer is due to end during the first quarter of 2000.

         2. A change in the dollar exchange rate from NIS3.8 in 1998 to NIS4.156 in 1999, a rise of 9.3%. The consumer price index in Israel rose by only 1.3% in 1999. Most sales in the domestic market are linked to the shekel so in dollar terms there is a decrease in sales due to this change. The rise in the exchange rate of the dollar above the rise in the consumer price index in 1999 is unusual.


         The main costs comprising the cost of sales are raw materials and wages consisting of 96% of costs in 1998 and 95% in 1999. Cost of sales in 1999 fell by 13% from $3,589,167 in 1998 to $3,121,674 in 1999. Part of the decrease was in raw material purchases, from $2,313,000 to $2,007,812 in 1999, a drop of 13.1%. This change is explained by the type of arrangement with a customer, described above, where the customer provided the raw materials and the company only had the labor costs.

         Export Erez focuses its production activities at the Erez Border site and employs Arab workers from Palestinian Autonomy in order to keep labor costs down, and these costs fell in 1999 to $858,592 compared to $1,023,111 in 1998, a drop of 16%.

         The rise in the exchange rate of the dollar from NIS3.8 in 1998 to NIS4.15 in 1999 contributed to the drop in dollar terms of these costs, because the wages of the production workers change according to the level of prices in the local market, and these prices rose less than the rises in the dollar exchange rate.

         Administration and General costs fell slightly from $458,451 in 1998 to $457,218 in 1999. Export Erez's gross profit rose by 28.4% from $979,331 in 1998 to $1,369,224 in 1999.


The Nine Months Ended September 30, 2000 Compared To The Nine Months Ended September 30, 1999

         Sales in the first nine months of 2000 were $3,502,039 compared to $3,546,683 in the first nine months of 1999, a slight decrease of 1.3%.

         Sales are divided as follows:

                                September 30, 2000   September 30, 1999     % of Change
                                ------------------   ------------------     -----------

Sales in the domestic market     2,555,965            2,890,333            -11.6%
Export sales                       946,074              656,350             44.1%
                                ----------           ----------             -----
                                 3,502,039            3,546,683

         Sales in the domestic market fell by 11.6% compared to the same period last year. The fall in sales is explained partly by the nature of the arrangement with a customer who provided raw materials, and the selling price of the products only reflected the labor cost. The relationship with this customer ended at the beginning of 2000. Another reason for the decrease in sales relates to the decrease in demand in the domestic market, since the Ministry of Defense, which is a large customer of the Company, has reduced its purchases. In our opinion, demand from this customer in the last quarter will be stable, as in the previous quarter. The Company is planning to gradually increase its overseas sales, and has therefore increased its network of agents. In the first nine months of 2000, exports grew by 44.1%. The trend of growth in exports will increase, and the Company foresees that by the end of the year exports will reach about $1,250,000.

         The cost of goods sold in the first nine months of 2000 was $2,219,898, compared to $2,333,798, in the first nine months of 1999, a decrease of 4.9%. The drop in the cost of sales derives from the nature of the relationship with a customer, as stated above, where the customer supplied the raw materials. Another reason lies in the growth of exports. The price level of the products that the Company exports is high compared to the price level in the domestic market. The rise in exports led to an increase in gross profit.

         Sales expense for the first nine months of 2000 was $187,909 compared to $130,478 in the first nine months of 1999, an increase of 44.0%. The rise is due to the increase in the number of agents that the Company works with, as part of the efforts to increase exports.

         Administrative and general expenses in the first nine months of 2000 was $423,940 compared to $297,742 in the first nine months of 1999, an increase of 42.4%. This increase is largely explained by $153,900 compensation to employees not in cash, but through shares. When this expense is disregarded, administrative and general expenses fell by 9.3%. This decrease is mainly the result of a decrease in the professional costs of accountancy and legal work, costs which were higher in 1999 because of the need to upgrade the Company's reporting to the level required of a public company.


Open Orders


         Unfulfilled open orders at September 30, 2000 totaled $4,000,000 and are scheduled for filling within the next 4 months.


Liquidity and Capital Resources

         Export Erez USA's current activities are financed by short term bank loans balanced by short term deposits. The decision regarding the amount of the loans was derived from considerations of the yield on the deposit which is generally in foreign currency (receipts from overseas sales), compared to the cost of short term loans. Export Erez USA has positive working capital (current assets less current liabilities).


         In the years 2001 and 2002, Export Erez USA anticipates increasing its research and development of certain items, primarily ballistic helmets, stab-resistant fabric, ceramic ballistic plates and one-way protective windows. Export Erez anticipates total research and development expenses for 2001 and 2002 at approximately $3,950,000 and $3,250,000 respectively. Export Erez USA anticipates that in the year 2003 research and development expenses would drop to approximately $350,000.

         The development of these products will be with staff engineers. Export Erez USA will work with Orlite Ltd. in development of the ballistic helmets. Export Erez USA anticipates that these products will be approximately in 20% production in the year 2002 increasing to full production by the year 2005. Export Erez anticipates that in order to fund the research and development for these products, it may effect an offering of its equity securities. If Export Erez is unable to effect an offering of its securities, it may fund its research and development through its operating funds. In such event, the timing of its anticipated research and development and subsequent production schedule would be slowed.


                                   MANAGEMENT

Officers and Directors

         The following table sets forth certain information with respect to Erez USA's directors, executive officers and key consultants:

Name                       Position
----                       --------
Joseph Postbinder          Chairman, President and Director

Meira Postbinder           Vice President of Financing, Secretary, Treasurer
                           and Director

Dan Zarchin                Vice President of Marketing and International
                           Business Development and Director

Tsippy Moldovan            Deputy Managing Director of Finance and Director

Shlomo M. Lev-Yehudi       Director

         All directors hold office until the next annual meeting of stockholders and until their successors are elected. Officers are elected to serve, subject to the discretion of the board of directors, until their successors are appointed. Directors do not receive cash compensation for their services to Export Erez USA as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the board of directors.

         Joseph Postbinder, 53, Chairman, president and a director of Export Erez USA and Chief Executive Officer of Export Erez Ltd. and Mayotex, has a technical background in fine mechanics. He has been in charge of Export Erez since he founded Export Erez USA in 1983. He is the husband of Meira Postbinder.

         Meira Postbinder, 54, manages the financing division and is a director of Export Erez USA and Export Erez Ltd. which positions she has held for more than the last five years. She is the wife of Joseph Postbinder.

         Dan Zarchin, 52, Manager of Marketing and International Business Development and a director of Export Erez USA, is a textile engineer. He is a consultant to Export Erez USA and has been doing business as Zarchin Consultants, Tel-Aviv, Israel, since 1981. Previously, he was Marketing Manager for Kibbutz Noam-Urim, Israel. The kibbutz's products included textile goods. Mr. Zarchin received a Bachelor of Arts degree in Textile Engineering from the College of Textile Science in Philadelphia, Pennsylvania in 1973 and a Masters of Business Administration from Tel-Aviv University, Tel-Aviv, Israel, in 1979.

         Tsippy Moldovan, 45, is the Deputy Managing Director of Finance and a director for Export Erez USA and has been the Deputy Managing Director of Finance of Export Erez Ltd. for the past 12 years. Mrs. Moldovan attended Buchnich Accounting School in Ashkelon, Israel, and completed course work in economics and management accounting from the Mishlav School, Tel Aviv, Israel.

         Shlomo M. Lev-Yehudi, 73, has been a director of Export Erez USA since April 2000. Mr. Lev-Yehudi has been a certified public accountant in Tel-Aviv, Israel since 1957, and was Export Erez USA's accountant from 1987 until 1997.

Certain Relationships and Possible Conflict of Interest


         Export Erez USA leases a building, owned by Joseph Postbinder, president and a director of Export Erez USA, for $7,119 per month for 2,500 square meters. The terms of the lease were not the result of an arms' length transaction.


Executive Compensation

         No officer or director received compensation from Export Erez USA in excess of US$100,000 in 1999 or 1998.

Employment Agreements

         Export Erez USA has not entered into any employment agreements with its executive officers or other employees to date. Erez USA may enter into employment agreements with them in the future.

Indemnification of Officers, Directors, Employees and Agents


         The Certificate of Incorporation and By-Laws of Export Erez USA provide that Export Erez USA shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of Export Erez USA, as well as any officers or employees of Export Erez USA to whom Export Erez USA has agreed to grant indemnification.


         Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director

         For any breach of the director's duty of loyalty to the corporation or its stockholders; For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
         Under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware; or
         For any transaction from which the director derived an improper personal benefit.

         The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's By-Laws, any agreement, vote of shareholders or otherwise.

         The effect of this law requires Export Erez USA to indemnify the officers and directors of Export Erez USA for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Export Erez USA pursuant to the foregoing provisions, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the act and is therefore unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of the effective date of this prospectus regarding the beneficial ownership of Export Erez USA's common stock by each officer and director of Export Erez USA and by each person who owns in excess of five percent of Export Erez USA's common stock.


                                                                       Percentage of Shares of
                                               Shares of                   Class Owned (2)
                                              common stock             Prior to          After
 Name, Position and Address               Beneficially Owned (1)       Offering         Offering
---------------------------               ----------------------       --------         --------
Joseph Postbinder                              11,490,212(3)              92%              92%
Chairman, President and
Director
36 Htziunut Street
Gani Barnea Ashkelon, Israel 78741

Meira Postbinder                                    9,788(3)               *                 *
Vice President of Financing
Secretary, Treasurer, and Director
36 Htziunut Street
Gani Barnea Ashkelon, Israel 78741

Dan Zarchin (4)                                     5,000                  *
Vice President of Marketing
Director
16 Hannahal Street
Raanana, Israel

Tsippy Moldovan (4)                                10,000                  *                0
Managing Director of Finance,
Director
34 Hazionut Street
Ashkelon, Israel

Shlomo M. Lev-Yehudi                                    0                  0                0
Director
1 Klee Street
Tel-Aviv 62336, Israel

All officers and directors
as a whole (4 persons)                         11,515,000                 92%              92%

*  Less than 1% percent

(1)   Based upon 12,500,000 shares outstanding as of September 15, 2000.
(2) Does not include 250,000 shares which may be issued upon exercise of warrants.
(3)   Meira Postbinder is the spouse of Joseph Postbinder.
(4) The named officer is also a selling securityholder. The percentage of shares held after completion of the offering assumes the sale of all the shares offered by the named selling securityholder.

                             SELLING SECURITYHOLDERS


         Export Erez USA is registering for offer and sale by its holders 1,000,000 shares of common stock and 250,000 shares of common stock issuable upon the exercise of outstanding warrants. The selling securityholders will offer their securities for sale on a continuous or delayed basis pursuant to Rule 415 under the Securities Act. See "Risk Factors-Additional shares, if issued, may come into market as shares become available for resale pursuant to Rule 144" and "Selling Securityholders May Sell Shares at any Price or Time."

         The following table sets forth the beneficial ownership of the securities of Export Erez USA held by each person who is a selling securityholder.

                                                                                     Number of     Percent of
                                        Number of         Percent of Common            Shares     Common Stock
Name and Address of                   Shares Owned           Stock Owned              Offered     Owned After
Beneficial Owner                    Prior to Offering    Prior to Offering(1)         For Sale     Offering(2)
------------------                  -----------------    --------------------        ----------   ------------
Keylani Abed Alcarim Atia (9)             5,000                  *                     5,000           0%
Beit Lehia 190
2, Israel

Hashem Sa'eed Abuamuna (9)                5,000                  *                     5,000           0%
Nasirat 8
4, Israel

Maged Ali-Nasralla                        5,000                  *                     5,000           0%
Sagahia 33
4 Gaza, Israel

Magdi Ali-Nasralla                        5,000                  *                     5,000           0%
Sagahia
Gaza, Israel

Gbar Amin-Nasar (9)                       5,000                  *                     5,000           0%
Beit Hanoon 86
1, Israel

Saned Amin-Nasar (9)                      5,000                  *                     5,000           0%
Beit Hanoon, Israel

Shafir Amir                               5,000                  *                     5,000           0%
Ha'ayala 9
46 Ashkelon, Israel


Salman Mahamed Asma'il (9)                5,000                  *                     5,000           0%
Beit Hanoon 27
5, Israel


Joseph Berzak (3)                        25,000                  *                    25,000           0%
36 Seshet Hayamin Street
Suite 22
Kasar Shaba 44269 Israel

Sherri Carmel (9)                         5,000                  *                     5,000           0%
Nissanit 428 D.N.
Chof Aza, Israel

Beno Dvir                                 5,000                  *                     5,000           0%
Tsahal 91
Tsahala, Tel Aviv, Israel

Ofra Dvir                                 5,000                  *                     5,000           0%


Tsahal 91
Tsahala, Tel Aviv, Israel

Shimone Eden                              5,000                  *                     5,000           0%
Ashdod 4
Ashkelon, Israel

Guillermo Eisik(9)                        5,000                  *                     5,000           0%
Efriam Tsor 306
8 Ashkelon, Israel

Stella Maris Eisik                        5,000                  *                     5,000           0%
Efraim Tsor 306
8 Ashkelon, Israel

Jaber Elabed-Nasralla (9)                15,000                  *                    15,000           0%
Elnatzar 1082
52 Gaza, Israel

Abed Elcarim-Marish                       5,000                  *                     5,000           0%
Sagahi 92
4 Gaza, Israel

Ra'ad Gabar-Nasralla (9)                  5,000                  *                     5,000           0%
Sagahia 424
4 Gaza, Israel

Avital Gerson                            15,000                  *                    15,000           0%
Montifiori 14
9 Ashkelon, Israel

Doron Gerson                             15,000                  *                    15,000           0%
Montifiori 14
9 Ashkelon, Israel

Avraham Gura                             10,000                  *                    10,000           0%
Nordoy 12
16 Naharia, Israel

Hagit Gura                               10,000                  *                    10,000           0%
Nordoy 12
16 Naharia, Israel

Yehudit Gura                             10,000                  *                    10,000           0%
Nordoy 12
16 Naharia, Israel

Hiam Guzansky                            10,000                  *                    10,000           0%
Remez 31
Rishon Letsion, Israel

Haya Guzansky                            10,000                  *                    10,000           0%
Remez 31
Rishon Letsion, Israel


Walid Hassan-Elhelo (9)                   5,000                  *                     5,000           0%
Gabalia 2
10, Israel

Jovanda, Ltd. (4)                       287,500               2.4%                   287,500           0%
18034 Ventura Boulevard
Suite 119
Encino, California 91316

Ruti Kricheli                             5,000                  *                     5,000           0%
Eshtaol 32
3 Ashkelon, Israel

Ronit Lankesner                          15,000                  *                    15,000           0%
Robert Sold 28
1 Kiriat Yam, Israel

Batia Levi (9)                            5,000                  *                     5,000           0%
Givat Tsion 1319
5 Ashkelon, Israel

Wa'al Machreesh-Nasralla                  5,000                  *                     5,000           0%
Elremal 130
61 Gaza, Israel

James K. McKillop (5)                   175,000               1.4%                   175,000           0%
1875 Century Park East
Suite 1165
Los Angeles, California 90067

Tssipi Muldovan (8)                      10,000                  *                    10,000           0%
Hatsionut 34
Ashkelon, Israel

Hanna Pearl (9)                           5,000                  *                     5,000           0%
Rambam 19
8 Ashkelon, Israel

Sharon Peleg                              5,000                  *                     5,000           0%
Macabi 1
7 Nes Tsiona, Israel

Pierce Mill Associates, Inc. (6)        175,000               1.4%                   175,000           0%
1504 R Street, NW
Washington, DC 20009

George Pompan (9)                         5,000                  *                     5,000           0%
Hana Senesh 10
6 Azor, Israel

Carol Postbinder (7)                     10,000                  *                    10,000           0%
Herzel 2
9 Naharia, Israel

Rachel Postbinder (7)                    10,000                  *                    10,000           0%

Herzel 2
9 Naharia, Israel

Sharon Postbinder (7)(9)                 15,000                  *                    15,000           0%
Yutvata 6
1 Ashkelon, Israel

Aliza Rubin                              15,000                  *                    15,000           0%
Dov Bryer 11
22 Ashkelon, Israel

Moshe Rubin (9)                          15,000                  *                    15,000           0%
Dov Bryer 11
22 Ashkelon, Israel

Ravit Rubin                              15,000                  *                    15,000           0%
Eli Cohen 6
10 Ashkelon, Israel

Gehad Sa'adi Nasralla (9)                 5,000                  *                     5,000           0%
Sagahia
Gaza, Israel

Salah Sa'adi-Nasralla (9)                 5,000                  *                     5,000           0%
Sagahia 269
17 Gaza, Israel

Aviva Sacagiu                            10,000                  *                    10,000           0%
Nechemia 17
Hertzelia, Israel

Sara Sacagiu                             10,000                  *                    10,000           0%
Rosenblum Hertzel 13
43 Beer Sheva, Israel

Tsipora Sacagiu                          10,000                 *                     10,000           0%
Caf Tet Benovember 3
3 Petach Tikva, Israel

Yasha Sacagiu                            10,000                  *                    10,000           0%
Nechemia 17
Hertzelia, Israel

Yosef Sacagiu                            10,000                  *                    10,000           0%
Rosenblum Hertzel 1
43 Beer Sheva, Israel

Naomi Salev                              10,000                  *                    10,000           0%
Bialik 128
1 Ashkelon, Israel

Radia Shafik-Nasralla                    15,000                  *                    15,000           0%
Sagahia 424
4 Gaza, Israel


Mariam Shafir                            15,000                  *                    15,000           0%
Hashikma 2
Ashkelon, Israel

Oded Shafir                              15,000                  *                    15,000           0%
Hashikma 2
Ashkelon, Israel

Clara Solomon                            10,000                  *                    10,000           0%
Elfasy 12
35 Beer Sheva, Israel

David Solomon                            10,000                  *                    10,000           0%
Elfasy 12
35 Beer Sheva, Israel


Itzhak Torgaman (9)                       5,000                  *                     5,000           0%
Ramat Eshcol 2039
2 Ashkelon, Israel


Orly Torgaman                             5,000                  *                     5,000           0%
Ramat Escol 2039
2 Ashkelon, Israel

Nissim Vaknin                            10,000                  *                    10,000           0%
Escol
6 Ashkelon, Israel

Moosa Yousof- Matar (9)                   5,000                  *                     5,000           0%
Gabalia Tel Zatar 300
15, Israel

Nabil Yousof-Matar (9)                    5,000                  *                     5,000           0%
Gabalia Tel Zatar 415
15, Israel

Danny Zarchin (8)                         5,000                  *                     5,000            0%
Hanachal 16
Ranana, Israel

Yoseph Zarchin                            5,000                  *                     5,000           0%
Zlotziski 12
42 Tel Aviv, Israel

Joseph Zeewi (3)                         25,000                  *                    25,000           0%
El-Al Building
32 Ben Yehuda Street
Tel Aviv 63805 Israel

Total                                 1,000,000 shares
                                        250,000 shares underlying warrants

*  Less than 1% percent

(1)  Based upon 12,500,000 shares outstanding as of September 15, 2000.
(2)  Assumes sale of all shares offered by named selling securityholder.

(3)  Provides legal services in Israel to Export Erez USA.
(4) Includes 125,000 shares of common stock issuable upon exercise of warrants and 225,000 shares of common stock. The named shareholder is a private company controlled by Peter Zoltan who may be deemed the beneficial owner of its shares. The named securityholder serves as a consultant to Export Erez USA.
(5) Includes 62,500 shares issuable upon exercise of warrants and 112,500 shares of common stock. The named securityholder serves as a consultant to Export Erez USA.
(6) Includes 62,500 shares issuable upon exercise of warrants and 112,500 shares of common stock . James M. Cassidy is the sole shareholder and officer of Pierce Mill Associates, Inc. and may be deemed the beneficial owner of its securities. James M. Cassidy is the principal of Cassidy & Associates, the law firm which assisted the company in preparation of this prospectus.
(7)  The named selling securityholder is an adult relative of Joseph
     Postbinder who is chairman, president and the majority shareholder of the company.
(8)  The named shareholder is a director of the company.
(9)  The named shareholder is an employee of the company.

         Other than as footnoted above, none of the selling securityholders have held any position or office with the company nor has had any other material relationship with the company for the past three years.

                              PLAN OF DISTRIBUTION

Sales by Selling Securityholders


         After effectiveness of this prospectus, the 62 non-affiliated selling securityholders may offer and sell their shares at a price and time determined by them without regard to Rule 144. In addition, the National Securities Market Improvement Act of 1996 limits the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Exchange Act. Section 4(1) provides that sales by any person that is not the issuer or an underwriter or a dealer are exempt from the registration statement provisions of the Securities Act of 1933. Sales by selling securityholders will be made pursuant to Section 4(1) and as a result of the National Securities Market Improvement Act no state registration of the sales will be required.


         Section 4(3) of the Securities Act provides an exemption from the registration provisions of the Securities Act for transactions by a dealer for transactions occurring within 40 days of the effective date of a registration statement for the securities or prior to the expiration of 40 days after the first date upon which the security was offered to the public.

         Sales by the selling securityholders in the secondary market may be made pursuant to Section 4(1) (sales other than by an issuer, underwriter or broker). It is anticipated that following the effective date of this prospectus the selling securityholder's shares will be eligible for resale in the secondary market in each state.

Sales by Affiliates

         Sales of the securities by affiliates of Export Erez are subject to the volume limitations imposed by Rule 144 even after registration of such securities. An affiliate who holds unrestricted securities may sell, within any three month period, a number of the shares of Export Erez that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or, if Export Erez's securities are trading on the Nasdaq Stock Market or an exchange at some time in the future, the average weekly trading volume during the four calendar weeks prior to such sale.

Resales of the Securities under State Securities Laws

         The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Sales of the securities in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). It is anticipated that following the effective date the selling securityholders' securities will be eligible for resale in the secondary market in each state.


         If Export Erez USA meets the requirements of the NASD OTC Bulletin Board it will apply for listing thereon. When and if it should qualify, if ever, it intends to apply for quotation of its securities on the Nasdaq SmallCap Market. Export Erez USA may not qualify for listing of its securities on the NASD OTC Bulletin Board or may never satisfy the qualifications to be quoted on the Nasdaq SmallCap Market. If it should be accepted for listing thereon, then the underwriters may engage in passive market making transactions in Export Erez USA's common stock in accordance with Rule 103 of Regulation M.

         Following the completion of this offering, one or more broker-dealers may act as the principal market makers for the securities offered hereby. A broker-dealer acting as a market maker for a particular security will purchase and sell such securities for its own account, will maintain an inventory of such securities and may actively assist in the sale of these securities by producing research reports, recommending the security to its clients or otherwise. Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. The market making activities of any market maker, if commenced, may subsequently be discontinued.

         By Rule 101 of Regulation M, participants in a distribution, including underwriters acting as market makers, are prohibited from bidding for, purchasing, or inducing the purchase of the distributed security during an applicable restricted period. Rule 103 provides an exemption to such restriction and certain distribution participants, including market makers, may engage in passive market making transactions provided the conditions of Rule 103 are met. Certain of these conditions include, among other conditions including price and volume limitations, that market maker must be acting in its capacity as a market maker and the security is one quoted on Nasdaq.


                            DESCRIPTION OF SECURITIES

Authorized Capital

         The total number of authorized shares of stock of Export Erez USA is one hundred million (100,000,000) shares of common stock with a par value of $.0001 per share of which 12,500,000 shares are outstanding and twenty million (20,000,000) shares of non-designated preferred shares with a par value of $.0001 per share of which none are designated and outstanding. The board of directors is authorized to issue additional shares, on the terms and conditions and for the consideration as the board of directors may deem appropriate without further stockholder action.

Common stock

         Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Export Erez USA, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

         Holders of common stock have no preemptive rights to purchase Export Erez USA's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Warrants


         In exchange for services rendered to Export Erez USA, on May 20, 1999, Export Erez USA issued warrants for the purchase of 62,500 shares of its common stock to Pierce Mill Associates, Inc., 62,500 shares of its common stock to James McKillop, and 125,000 shares of its common stock to Jovanda Ltd., all at an exercise price of $1.00 per share for an exercise term of 5 years from the date of issue. Export Erez USA is registering 250,000 shares of common stock underlying warrants that have been issued to these three security holders.

Incorporation


         Export Erez USA, Inc. was incorporated under the laws of Delaware in 1999 under the name Acanthus Acquisition Corporation, which changed its name to Export Erez USA, Inc. on May 19, 1999. Export Erez USA's Certificate of Incorporation, By-Laws and corporate governance, including matters involving the issuance, redemption and conversion of securities, are subject to the provisions of the Delaware General Corporation Law, as amended and interpreted from time to time.


Noncumulative Voting

         Each holder of common stock is entitled to one vote per share on all matters on which that class of stockholders is entitled to vote. Shares of common stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors.

Preferred Stock

         Export Erez USA's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of preferred stock, $.0001 par value per share. In the case of voluntary or involuntary liquidation, dissolution or winding up of Export Erez USA, holders of shares of preferred stock are entitled to receive the liquidation preference before any payment or distribution is made to the holders of common stock or any other series or class of Export Erez USA's stock hereafter issued that ranks junior as to liquidation rights to the preferred stock, but holders of the shares of the preferred stock will not be entitled to receive the liquidation preference of their shares until the liquidation preference of any other series or class of Export Erez USA's stock hereafter issued that ranks senior as to liquidation rights to the preferred stock has been paid in full. After payment in full of the liquidation preference of the shares of the preferred stock, the holders of the shares will not be entitled to any further participation in any distribution of assets by Export Erez USA. Neither a consolidation or merger of Export Erez USA with another corporation, nor a sale or transfer of all or part of Export Erez USA's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of Export Erez USA.

         The board of directors is authorized to provide for the issuance of additional shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each a series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions on the shares without any further vote or action by the shareholders. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Export Erez USA without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock.

Penny Stock Regulation

         If trading in Export Erez USA's stock begins, its common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in the securities is provided by the exchange or system. Export Erez USA's securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell the securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker- dealers to sell Export Erez USA's securities. The foregoing required penny stock restrictions will not apply to Export Erez

USA's securities if the securities maintain a market price of $5.00 or greater. The price of Export Erez USA's securities may never reach a market price of $5.00 or greater.

Additional Information Describing Stock

         Reference is made to Export Erez USA's Certificate of Incorporation and By-Laws which are included in the registration statement of which this prospectus is a part and which are available for inspection at its offices. Reference is also made to the applicable statutes of the State of Delaware which may contain additional information concerning rights and liabilities of shareholders.

Admission to Quotation on Nasdaq SmallCap Market or NASD OTC Bulletin Board


         If Export Erez USA meets the qualifications, it intends to apply for quotation of its securities on the NASD OTC Bulletin Board or the Nasdaq SmallCap Market. If Export Erez USA's securities are not quoted on the NASD OTC Bulletin Board, a securityholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, Export Erez USA's securities. The OTC differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the NASD OTC Bulletin Board Export Erez USA's securities will trade on the NASD OTC Bulletin Board until a future time, if at all, that Export Erez USA applies and qualifies for admission for listing on the Nasdaq SmallCap Market. Export Erez USA may not now and it may never qualify for quotation on the OTC Bulletin Board or accepted for listing of its securities on the Nasdaq SmallCap Market.


         To qualify for admission for listing on the Nasdaq SmallCap Market, an equity security must, in relevant summary,

         (1)  be registered under the Exchange Act;

         (2) have at least three registered and active market makers, one of which may be a market maker entering a stabilizing bid;

         (3) for initial inclusion, be issued by a company with $4,000,000 in net tangible assets, or $50,000,0000 in market capitalization, or $750,000 in net income in two of the last three years (if operating history is less than one year then market capitalization must be at least $50,000,000);

         (4) have at a public float of at least 1,000,000 shares with a value of at least $5,000,000;

         (5)  have a minimum bid price of $4.00 per share; and

         (6) have at least 300 beneficial shareholders.

Trading of Shares


         There are no outstanding options, options to purchase, or securities convertible into the shares of Export Erez USA which are not being registered hereby. Export Erez USA has not agreed with any shareholders to register their shares for sale, other than for this registration. Export Erez USA does not have any other public offerings in process or proposed.


Transfer Agent and Registrar


         Export Erez USA currently serves as its own transfer agent. Export Erez USA intends to request StockTrans, Inc., Ardmore, Pennsylvania, to act as transfer agent for its securities.

Reports to Shareholders

         Export Erez USA will furnish to holders of its securities annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. Export Erez USA may issue other unaudited interim reports to its shareholders as it deems appropriate.

                              CONDITIONS IN ISRAEL

         The following information is intended to advise prospective investors of certain conditions in Israel that could affect Export Erez USA.

Political conditions


         Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying as to degree and intensity, among Israel and various Arab countries. A peace agreement was signed between Israel and Egypt in 1979 and limited relations have been established. A peace treaty with the Hashemite Kingdom of Jordan was signed in 1994, ending the state of war along Israel's longest border.


         Since December 1987, civil unrest has existed in the territories which came under Israel's control in 1967. In September 1993, Israel and the Palestine Liberation Organization ("PLO") signed a Declaration of Principles outlining interim Palestinian self-government arrangements. In May 1994, Israel and the PLO signed an agreement in Cairo in which the principles of the September 1993 declaration were implemented. In accordance with this agreement, Israel has transferred the civil administration of the Gaza Strip and Jericho to the Palestinian Authority and the Israeli army has withdrawn from these areas. In September 1995, Israel and the PLO signed an interim agreement to further implement the principles of the September 1993 declaration. The interim agreement provides for the gradual redeployment of Israel military forces in the West Bank and the transfer of certain powers and governmental responsibilities to a Palestinian elected council.

         Despite reported progress towards peace between Israel, Arab states and the Palestinians, no prediction can be made as to whether a full resolution of these problems will ever be achieved, or as to the nature and timing of any resolution. The permanent status arrangements between Israel and the Palestinians have yet to be determined, and peace treaties with Syria, Lebanon and other Arab states have yet to be concluded.

         Generally, all adult male citizens and permanent residents of Israel under the age of 51 are, unless exempt, obligated to perform up to 44 days of military reserve duty annually. Additionally, all residents are subject to being called to active duty at any time under emergency circumstances. Many of the male employees of Export Erez USA are currently obligated to perform annual reserve duty. While Export Erez USA has operated effectively under these requirements in the past, no assessment can be made as to the full impact of the requirements on Export Erez USA in the future, particularly if emergency circumstances occur.

         Certain countries and companies continue to participate in a boycott of Israeli companies and others doing business in Israel or with Israeli companies. Export Erez USA does not believe that any boycott has had a material adverse impact on Export Erez USA's current operations, but future restrictive laws, policies or practices towards Israel or Israeli businesses may have an adverse impact on Export Erez USA's business in the future.

Economic conditions


         Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid 1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. For these and associated reasons, the Israeli government has intervened in sectors of the Israeli economy, utilizing among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and exchange rates, and has frequently reversed or modified its policies in all these areas. However, the Israeli government may not be successful in the future in attempts to keep prices and exchange rates stable. To the extent that a significant portion of Export Erez USA's business is conducted in Israel and any future revenues are collected in New Israeli Shekels, price and exchange rate instability could have a material adverse effect on Export Erez USA. Since the institution of the Israeli Economic Program in 1985, the rate of inflation, while continuing, has been significantly reduced, and the rate of devaluation has been substantially diminished.

Trade agreements

         Israel is a member of a number of international organizations, including the United Nations, the International Bank for Reconstruction and Development, the International Monetary Fund and the International Finance Corporation. Israel is a longstanding signatory of the General Agreement on Tariffs and Trade and is an original Member of the World Trade Organization ("WTO"), which provides for the liberalization of international trade in goods and services. Within the WTO, Israel is eligible for certain preferential treatment as a developing country, and in certain instances may be eligible for trade preferences under the Generalized System of Preferences.

Assistance from the United States

         The State of Israel receives significant economic and military assistance from the United States, amounting to an annual average of approximately $3 billion over the last few years. In addition, in 1992, the United States approved the issuance of up to $10 billion of loan guarantees during U.S. fiscal years 1993 to 1998 to help Israel absorb a large influx of new immigrants primarily from the former Soviet Union. Under the loan guarantee program, Israel may issue up to $2 billion in principal amount of guaranteed loans each year, subject to reduction in certain circumstances. If the grants for economic and military assistance or the U.S. loan guarantees are eliminated or significantly reduced, the Israeli economy in general, and Export Erez USA in particular, could be materially adversely affected.

                                  LEGAL MATTERS

Legal Proceedings


         Export Erez USA is not a party to any litigation and management has no knowledge of any threatened or pending litigation against it. Export Erez Ltd. is periodically engaged in collection litigation for payment of delinquent accounts in the ordinary course of business in amounts not deemed material.


Legal Opinion


         Cassidy & Associates, Washington, D.C. has given its opinion as attorneys-at-law that the shares registered pursuant to the terms of this prospectus have been or will be duly issued and are, only when issued will be, fully paid and non-assessable. Cassidy & Associates has passed on the validity of the securities being issued but purchasers of the securities offered by this prospectus should not rely on Cassidy & Associates with respect to any other matters described herein.


         James M. Cassidy, a principal of Cassidy & Associates, is an officer and director and controlling shareholder of Pierce Mill Associates, Inc., a selling securityholder, which owns 112,500 shares of the common stock of Export Erez USA and a warrant to purchase 62,500 shares of common stock at an exercise price of $1.00 per share.

                                     EXPERTS

         The financial statements in this prospectus have been included in reliance upon the report of Weinberg & Company, P.A., Certified Public Accountants, and upon the authority of that firm as expert in accounting

                              FINANCIAL STATEMENTS


         The combined audited financial statements for the fiscal years ended December 31, 1999 and December 31, 1998 and the unaudited financial statements for the period ended September 30, 2000.

                         EXPORT EREZ LTD. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998

                         EXPORT EREZ, LTD AND SUBSIDIARY
                                TABLE OF CONTENTS



PAGE                   1       INDEPENDENT AUDITORS' REPORT

PAGES                2 - 3     CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31,
                               1999 AND 1998

PAGE                   4       CONSOLIDATED STATEMENTS OF INCOME AND
                               COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED
                               DECEMBER 31, 1999 AND 1998

PAGE                   5       CONSOLIDATED STATEMENTS OF CHANGES IN
                               SHAREHOLDERS' EQUITY FOR THE YEARS ENDED
                               DECEMBER 31, 1999 AND 1998

PAGE                   6       CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
                               YEARS ENDED DECEMBER 31, 1999 AND 1998

PAGES               7 - 20     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                               DECEMBER 31, 1999 AND 1998

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
   Export Erez Ltd. and Subsidiary

We have audited the accompanying consolidated balance sheets of Export Erez Ltd. and Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income (loss), changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Export Erez Ltd. and Subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended, in conformity with United States generally accepted accounting principles.




WEINBERG & COMPANY, P.A.


Boca Raton, Florida
February 29, 2000

                        EXPORT EREZ, LTD. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998



                                     ASSETS

                                                                                          1999                       1998
                                                                                       ----------                 ----------
CURRENT ASSETS
    Cash and cash equivalents                                                          $  681,291                 $  670,759
    Investment in marketable securities                                                 1,393,123                       -
    Trade accounts receivable, net                                                        875,557                    685,343
    Trade accounts receivable - related parties, net                                        6,864                      5,841
    Other receivables and debit balances                                                  100,654                     78,822
    Inventory                                                                             690,195                    590,239
    Deferred taxes                                                                         32,421                     26,843
                                                                                       ----------                 ----------

       Total current assets                                                             3,780,105                  2,057,847
                                                                                       ----------                 ----------

INVESTMENTS AND DEPOSITS
    Investment in marketable securities                                                   602,993                    382,546
    Deposits for the severance of employer-employee relations                             252,442                    223,715
                                                                                       ----------                 ----------

       Total investments and deposits                                                     855,435                    606,261
                                                                                       ----------                 ----------

PROPERTY, PLANT AND EQUIPMENT
    Cost, less accumulated depreciation of $384,341 in 1999 and
      $317,657 in 1998                                                                    394,703                    435,275
                                                                                       ----------                 ----------

                                          Total assets                                 $5,030,243                 $3,099,383
                                                                                       ==========                 ==========






    The accompanying notes are an integral part of the financial statements.

                        EXPORT EREZ, LTD. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
                                                                                                 1999                    1998
                                                                                              ----------              ----------
CURRENT LIABILITIES
    Short-term bank credit                                                                    $2,012,542              $  482,531
    Trade accounts payable                                                                     1,233,710               1,192,899
    Other accounts payable and credit balances                                                   204,605                 478,363
                                                                                              ----------              ----------

       Total current liabilities                                                               3,450,857               2,153,793
                                                                                              ----------              ----------

LONG - TERM LIABILITIES
    Deferred taxes                                                                            $    3,007              $    2,753
    Provision for the severance of employer-employee relations                                   141,449                 164,075
                                                                                              ----------              ----------

       Total liabilities                                                                      $3,595,313              $2,320,621
                                                                                              ----------              ----------

CONTINGENT LIABILITIES AND COMMITMENTS

SHAREHOLDERS' EQUITY
    Ordinary shares, $0.3078 par value, 12,010 shares authorized,
    11,760 issued and outstanding                                                             $    3,620              $    3,620
    Additional paid-in capital                                                                     3,115                   3,115
    Retained earnings                                                                          1,443,392                 849,317
    Accumulated other comprehensive loss                                                         (15,197)                (77,290)
                                                                                              ----------              ----------

       Total shareholders' equity                                                              1,434,930                 778,762
                                                                                              ----------              ----------

                 Total liabilities and shareholders' equity                                    5,030,243               3,099,383
                                                                                              ==========              ==========





    The accompanying notes are an integral part of the financial statements.

                        EXPORT EREZ, LTD. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF INCOME AND
                           COMPREHENSIVE INCOME (LOSS)
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                                                  1999                   1998
                                                                                               ----------             ----------
REVENUES                                                                                       $4,490,898             $4,568,498
Cost of sales and processing                                                                    3,121,674              3,589,167
                                                                                               ----------             ----------
    Gross profit                                                                                1,369,224                979,331
                                                                                               ----------             ----------
OPERATING EXPENSES
   Selling expenses                                                                               244,775                191,243
   General and administrative expenses                                                            457,218                458,451
                                                                                               ----------             ----------
TOTAL OPERATING EXPENSES                                                                          701,993                649,694
                                                                                               ----------             ----------
INCOME FROM OPERATIONS                                                                            667,231                329,637
                                                                                               ----------             ----------
OTHER INCOME
   Financial income, net                                                                           88,934                 25,703
   Other income - net                                                                                 925                  4,314
                                                                                               ----------             ----------
TOTAL OTHER INCOME                                                                                 89,859                 30,017
                                                                                               ----------             ----------
INCOME BEFORE INCOME TAXES                                                                        757,090                359,654
Income tax expense                                                                                163,015                130,068
                                                                                               ----------             ----------
NET INCOME                                                                                     $  594,075             $  229,586
----------                                                                                     ----------             ----------

OTHER COMPREHENSIVE INCOME
   Foreign currency translation gain (loss)                                                           927               (107,796)
   Unrealized gain on available-for-sale securities                                                61,166                 74,280
                                                                                               ----------             ----------
   Other comprehensive income before tax                                                           62,093                (33,516)
   Income tax (expense) benefit related to items of other comprehensive income                    (22,353)                12,066
                                                                                               ----------             ----------
TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX                                                39,740                (21,450)
                                                                                               ----------             ----------
COMPREHENSIVE INCOME                                                                           $  633,815             $  208,136
--------------------                                                                           ==========             ==========

   Net income per ordinary share - basic and diluted                                           $    50.52             $    19.52
                                                                                               ==========             ==========

   Weighted average number of shares outstanding during the period - basic and
     diluted                                                                                       11,760                 11,760
                                                                                               ==========             ==========


    The accompanying notes are an integral part of the financial statements.

                        EXPORT EREZ, LTD. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                                       ACCUMULATED
                                                                   ADDITIONAL                             OTHER
                                               COMMON STOCK          PAID-IN          RETAINED        COMPREHENSIVE
                                           SHARES      AMOUNT        CAPITAL          EARNINGS        INCOME (LOSS)       TOTAL
                                           ------      ------      ----------        ----------       -------------     ----------

Balance, December 31, 1997                 11,760      $3,620        $3,115          $  619,731         $(43,774)       $  582,692

Foreign currency translation loss            -            -             -                  -            (107,796)         (107,796)

Unrealized gain on available for-sale
  securities                                 -            -             -                  -              74,280            74,280

Net income 1998                              -            -             -               229,586              -             229,586
                                           ------      ------        ------          ----------         --------        ----------

Balance December 31, 1998                  11,760       3,620         3,115             849,317          (77,290)          778,762

Foreign currency translation gain            -            -             -                  -                 927               927

Unrealized gain on available-
  sale-securities                            -            -             -                  -              61,166            61,166

Net income 1999                              -            -             -               594,075              -             594,075
                                           ------      ------        ------          ----------         ---------       ----------

Balance, December 31, 1999                 11,760      $3,620        $3,115          $1,443,392         $(15,197)       $1,434,930
--------------------------                 ======      ======        ======          ==========         ========        ==========







    The accompanying notes are an integral part of the financial statements.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                                                  1999                   1998
                                                                                               -----------             ---------
Cash flows from operating activities:
    Net profit for the year                                                                    $   594,075             $ 229,586
    Adjustments to reconcile net profit to net cash provided by operating activities:
    Loss from investment in marketable securities                                                   37,560                  -
    Depreciation and amortization                                                                   70,010                79,238

    Decrease (increase) in provision for the severance of employer-employee relations              (51,276)                  (54)
    Deferred taxes                                                                                  (5,286)              (26,388)
    Loss (gain) from sale of fixed assets                                                             (925)               (4,314)
    Decrease (increase) in trade accounts receivable                                              (190,164)              (39,175)
    Decrease in other receivables and debit balances                                               (21,609)              114,965
    Decrease (increase) in inventory                                                               (99,014)             (111,128)
    Increase (decrease) in trade accounts payable                                                   38,839               221,446
    Increase (decrease) in other accounts payable and credit balances                             (250,062)             (150,336)
                                                                                               -----------             ---------

Net cash provided by operating activities                                                          122,148               313,840
                                                                                               -----------             ---------

Cash flows from investing activities:
    Purchase of fixed assets                                                                       (28,796)             (103,285)
    Proceeds from sale of fixed assets                                                                 925                 7,890
    Deposits for the severance of employer - employee relations                                       -                  (26,300)
    Investment in current marketable securities                                                 (1,543,577)                 -
    Investment in marketable securities                                                           (243,551)              (40,298)
    Proceeds from sale of marketable securities                                                    197,034                  -
                                                                                               -----------             ---------

Net cash used in investing activities                                                           (1,617,965)             (161,993)
                                                                                               -----------             ---------

Cash flows from financing activities:
    Short-term bank credit, net                                                                  1,505,236               237,398
                                                                                               -----------             ---------

Net cash provided by financing activities                                                        1,505,236               237,398
                                                                                               -----------             ---------

Effect of exchange rate changes on cash                                                              1,113               (89,880)
                                                                                               -----------             ---------

Net increase in cash and cash equivalents                                                           10,532               299,365

Cash and cash equivalents at beginning of year                                                     670,759               371,394
                                                                                               -----------             ---------

Cash and cash equivalents at end of year                                                       $   681,291             $ 670,759
----------------------------------------                                                       ===========             =========



    The accompanying notes are an integral part of the financial statements.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


Note 1 - Descriptions of Business

    Export Erez Ltd. ("the Company") was incorporated in Israel and commenced operations in 1983 under the name R.T.V Ltd., which was changed to Export Erez Ltd. in 1987.

    The Company manufactures textile products designed mainly for the defense industry, although in recent years it has penetrated additional markets in Israel and overseas, in both military and civilian industries.

    The Company's wholly owned subsidiary Mayotex Ltd., was incorporated in Israel in 1990. Mayotex is engaged in weaving fabric and tapes, which it sells to the Company and to other customers. It also produces end products for civilian market requiring fabric with special qualities (high degrees of strength, waterproofing, etc.) Mayotex is producing animal products as stripes, collars, etc.

Note 2 - Significant Accounting Policies

a.    Basis of Presentation

      The accompanying consolidated financial statements are presented in United States dollars under United States Generally Accepted Accounting Principles.

b.    Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

c.    Foreign Currency Translation and Transactions

      The accompanying consolidated financial statements are presented in United States dollars. The functional currency of Export Erez, Ltd. and its subsidiary is the New Israeli Shekel (NIS). Financial statements for these entities are translated into United States dollars at year-end exchange rates as to assets and liabilities and weighted average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

      Foreign currency transaction gains or losses from transactions denominated in currencies other than NIS are recognized in net income in the period the gain or loss occurs. During 1999 and 1998, gains of $20,497 and $47,022, respectively are included in financial income-interest on short term loans, net.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


d.    Comprehensive Income (Loss)

      The Company accounts for Comprehensive Income (Loss) under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997.

      The foreign currency translation gains (losses) resulting from the translation of the financial statements of Export Erez, Ltd. and its subsidiary expressed in New Israeli Shekels (NIS) to United States dollars are reported as Other Comprehensive Income (Loss) in the Statement of Income and as Accumulated Other Comprehensive Income (Loss) in the Statement of Shareholders' Equity.

      The unrealized gains and losses, net of tax, resulting from the valuation of available-for-sale securities at their fair market value at year end are reported as Other Comprehensive Income (Loss) in the Statement of Income and as Accumulated Other Comprehensive Income (Loss) in the Statement of Shareholders' Equity.

      Amounts reported in net income and other comprehensive income for the years ended December 31, 1999 and 1998 are presented net of an assumed tax rate of 36% as follows:

                                                             1999        1998
                                                           --------     -------
      Net income:
        Loss on sales of securities                        $(37,559)    $  -
        Income tax benefit                                   13,521        -
                                                           --------     -------
                                                           $(24,038)    $  -

      Other comprehensive income:
        Holding gain arising during period, net of tax     $ 15,108     $47,539
        Reclassification adjustment, net of tax              24,038        -
                                                           --------     -------
           Net gain recognized in other comprehensive
            income                                         $ 39,146     $47,539
                                                           ========     =======

e.    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclose the nature of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

f.    Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

g.    Investment in Marketable Securities

      The Company's policy is to invest in various equity or debt instruments. The Company accounts for such investments in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." ("SFAS 115")

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


      Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Trading securities are carried at fair value, with unrealized trading gains and losses included in earnings. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Investments classified as held-to-maturity are carried at amortized cost. In determining realized gains and losses, the cost of the securities sold is based on the specific identification method.

h.    Allowance for Doubtful Accounts

      The allowance for doubtful accounts has been determined by specifically identifying debts which collectability is uncertain.

i.    Inventories

      Inventories are valued at the lower of cost or market value using the first-in first-out method for raw materials. The cost includes expenses of freight-in transportation. The specific identification method is used for finished goods since all orders are custom orders for customers.

j.    Fixed Assets

      Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the assets.

      In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), assets are generally evaluated on a market-by-market basis in making a determination as to whether such assets are impaired. At each year-end, the Company reviews its long-lived assets for impairment based on estimated future nondiscounted cash flows attributed to the assets. In event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values.

k.    Revenue Recognition

      Revenues from sales of products are recognized under the completed contract method upon invoicing and shipment to customers. The contracts are short term, generally under two months. The Company provides a warranty on goods ranging from three to four years. The Company's policy is to establish a reserve for warranty expenses. Based upon historical experience of no warranty claims, the Company has not established a reserve at December 31, 1999 and 1998.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


l.    Income Taxes

      The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes" ("Statement No. 109"). Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

m.    Earnings per Share

      Basic earnings per share are computed based on the weighted average number of Ordinary Shares outstanding during each year. Diluted earnings per share are computed based on the weighted average number of Ordinary Shares outstanding during each year including Ordinary Share equivalents. There were no Ordinary Share equivalents outstanding at December 31, 1999 and 1998. Accordingly, a reconciliation between basic and diluted earnings per share is not presented.

Note 3 - Trade Accounts Receivable

a.    Third Parties
                                                          1999            1998
                                                        --------       ---------
Customers in Israel
    Open accounts                                       $631,601       $ 387,482
    Post dated checks received from customers            101,908          70,980

Overseas customers                                       157,418         226,881
      Less allowance for doubtful accounts               (15,370)           -
                                                        --------       ---------
                                                        $875,557       $ 685,343
                                                        ========       =========
b.       Related Parties

                                                          1999           1998
                                                        --------       --------
Customers in Israel
    Open accounts - related parties (See Note 18)       $ 81,551       $ 80,404
    Less allowance for doubtful accounts                 (74,687)       (74,563)
                                                        --------       --------
                                                        $  6,864       $  5,841
                                                        ========       ========

Trade accounts receivable - related parties are due from two companies (the "affiliates") whereby the principal shareholder of the Company is a principal shareholder of those affiliates. The receivable resulted from the sale of products in the normal course of business. Certain amounts are in dispute and the Company has initiated legal proceedings. Although the Company believes it will prevail in the legal proceedings, full collection is doubtful. Therefore, an allowance has been established.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


Note 4 - Other Receivables and Debit Balances

                                                             1999         1998
                                                           --------     -------

Government institutions                                    $ 30,300     $51,323
Employees and institutions for wage                          13,720      12,851
Advances to suppliers and service providers                  52,524       7,098
Prepaid expenses                                                904       4,450
Lease deposit                                                 3,206       3,100
                                                            -------     -------
                                                           $100,654     $78,822
                                                           ========     =======

Note 5 - Investment in Marketable Securities

       a. The investments in marketable securities represent participation certificates in mutual funds. GAAP in the United States requires that an investment in equity securities not classified as held-to-maturity or trading securities shall be classified as available for sale and reported at fair value. Unrealized holding gains and losses shall be reported in a separate component of shareholders' equity as part of other comprehensive income, until realized. The Company classifies available for sale securities which it intends to hold more than one year as non-current. A reconciliation of original cost to fair market value for securities held at December 31 follows:

                                                             1999         1998
                                                          ----------    --------
          Investment in marketable securities, at cost    $1,860,670    $308,266
          Unrealized gain                                    135,446      74,280
                                                          ----------    --------
          Investment in marketable securities at fair
            value                                          1,996,116     382,546
              Less current portion                         1,393,123        -
                                                          ----------    --------
                Non-current portion                       $  602,993    $382,546
                                                          ==========    ========

Note 6 - Inventories

          Inventories at December 31, 1999 and 1998 consist of the following:

                                                             1999         1998
                                                           --------     --------

          Raw materials                                    $397,823     $359,848
          Work in progress                                  107,667       78,526
          Finished goods                                    184,705      151,865
                                                           --------     --------
                                                           $690,195     $590,239
                                                           ========     ========
Note 7 - Business Segments

During 1999 and 1998 the Company operated and managed its operations in one business segment. Therefore, segment information has not been presented.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



Note 8 - Fixed Assets

Fixed assets consisted of the following at December 31:

                                                               Estimated Useful
                                         1999       1998             Life
                                       --------    --------    ----------------

Buildings                              $160,583    $160,316      15-25  Years
Motor Vehicles                          191,132     193,831        5-7  Years
Office Equipment and Furniture          108,808      91,419       3-14  Years
Equipment                               318,521     307,366          5  Years
                                       --------    --------
                                       $779,044    $752,932
Less:  Accumulated Depreciation         384,341     317,657
                                       --------    --------
                                       $394,703    $435,275
                                       ========    ========

Note 9 - Short Term Bank Credit

a.    Comprised as follows:
                                       Interest Rates        1999        1998
                                     ------------------   ----------   --------

      Overdraft                            14%-18%        $  613,980   $381,565
      Loans linked to CPI                    12%           1,398,562    100,966
                                                          ----------   --------

                                                          $2,012,542   $482,531
                                                          ==========   ========


      The overhead credit is a revolving credit facility due on demand. The loans linked to CPI consists of $1,226,013 due in full in January 2000 and $172,549 due in monthly principal and interest installments totaling approximately $16,790 through December 2000. The $1,226,013 was fully paid off in January 2000.

b.    With respect to liens - see Note 15.

Note 10 - Trade Accounts Payable

                                                          1999           1998
                                                       ----------     ----------

      Open accounts                                    $  461,052     $  462,466
      Post-dated checks given to suppliers                772,658        730,433
                                                       ----------     ----------

                                                       $1,233,710     $1,192,899
                                                       ==========     ==========
Note 11 - Other Accounts Payable and Credit Balances

                                                         1999            1998
                                                       ----------     ----------

      Employees and institutions for wage              $   40,959     $   62,588
      Related parties (See Note 18)                           381          4,871
      Advances from customers                               -            174,870
      Accrued expenses                                    163,266        236,034
                                                       ----------     ----------

                                                       $  204,606     $  478,363
                                                       ==========     ==========

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


Note 12 - Deposits and Provisions for the Severance of Employer-Employee
          Relations

                                                              1999       1998
                                                            --------   --------

Deposits for the severance of employer-employee relations   $252,442   $223,715
Provision for the severance of employer-employee relations  $141,449   $164,075

Under the Israeli Severance Pay Law, the Company and its subsidiary are required to make severance payments to terminated employees who have been employed at least one year. The calculation is based on the employee's latest salary and the period employed where the employee is entitled to one month of severance pay for each year employed based on the last months salary. For certain employees, including officers, the obligation for severance pay is discharged by payment of premiums to insurance companies under approved plans.

Certain classes of the Company's employees are included in the comprehensive defined contribution pension plan for industrial workers and the Company is contributing to a pension fund in order to secure a pension for such employees. The Company contributes 13% of the employee's salary each week to the pension fund. Contributions charged to operations were approximately $28,000 and $25,000 in 1999 and 1998, respectively. Part of the Company's contributions relates to the Company's liability for severance pay for the period commencing from the date when the employee joined the program. The amount required to cover the liability of the Company for severance pay to such employees prior to their joining the program was deposited with a severance pay fund. For employees other than those referred to above, the Company's liability is covered by regular payments to severance pay funds.

The amounts maintained with insurance companies and the pension fund are not under control of the Company and therefore are not reflected in the financial statements. The deposits presented in the balance sheet include profits accumulated to balance sheet date. The amounts deposited may be withdrawn only after fulfillment of the obligations under the Severance Pay Law as discussed above.


Note 13 - Taxes on Income

    The Company is taxed in Israel at a flat rate of 36% and is subject to the Israel Income Tax Law (Inflation Adjustment) of 1985. Under this law, results of operations for income tax purposes are measured in real terms in accordance with the changes in the Israeli Consumer Price Index (CPI). The inflation adjustment is expressed as financing costs or income and is applied as an adjustment to book income for purposes of computing income taxes.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


    Income tax expense expressed in U.S. Dollars in 1999 and 1998 are as follows:

                                                      1999             1998
                                                    --------        --------
    Current Israel                                  $173,483        $139,746
    Deferred                                         (10,468)         (9,678)
                                                    --------        --------
                                                    $163,015        $130,068
                                                    ========        ========

    The actual tax expense differs from the "expected" tax expense for the year ended March 31, 2000 (computed by applying Israel flat tax rate of 36 percent to income before taxes) as follows:

                                                          1999          1998
                                                       ---------      --------
    Computed "expected" tax expense                    $ 272,553      $129,475
    Non-tax deductible expenses                            9,052         8,599
    Inflationary adjustment                               (8,208)          310
    Tax exempt revenues or taxable at different rate    (110,382)       (8,316)
                                                       ---------      --------
                                                       $ 163,015      $130,068
                                                       =========      ========

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31 are as follows:

                                                                1999      1998
                                                              -------   -------
    Deferred taxes benefit - current - in respect of:
      Allowance for doubtful accounts                         $32,421   $26,843
                                                              =======   =======

    Deferred taxes liability - non current - in respect of:
              Depreciable fixed assets                        $ 3,007   $ 2,753
                                                              =======   =======

Note 14 - Contingent Liabilities and Commitments

Contracts

a. Under a lease agreement dated January 1, 1998 between the Company and a principal shareholder in the Company, the Company leases an industrial building located at Erez Industrial Zone. (See Note 18)

      The lease is for a 12 months period and is renewable for an additional period of 12 months at the end of each rent period. The annual rent payments total approximately $85,500 based on the average exchange rate for the latest period presented.

b. Under a lease agreement effective January 1, 1998 between the Company and M.L. Investments Ltd. ("M.L."), the Company leases from M.L. an industrial building located near the city of Netivot.

      The lease is for a period of 2 years and is renewable up to an additional 3 years. The annual rent payments total approximately $12,632 based on the average exchange rate for the latest period presented. The contract was extended to December 31, 2000 at the same conditions.

c.    Long Term Contracts

      At March 16, 1999 the Company signed a limited partnership ("the partnership") agreement, unlimited at time, with Orlight Industries (1959) Ltd. ("O.I."). According to the agreement the partnership will operate in the field of production and marketing of helmets, for exporting purposes only. The partnership will not conduct any business relations with any Israeli entity.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


   The Company will enable the partnership full production environment for the production of helmets, including manpower, production area, production lines maintenance, office, management and marketing services, all of which will be charged by the Company at cost. O.I. will grant the partnership the know-how and technical support, and will bear the costs of designing a production line. All know-how that will be granted by O.I. to the partnership is the exclusive property of O.I. Each party has a first refusal option in providing the partnership production services or any other services, at a price offered to the partnership by a third party plus 10%. If the partnership wishes to purchase goods from the Company, the Company is obliged to sell the goods at cost plus 10%.

   The Company is obliged not to operate at the partnership operational field for a period of 3 years after the partnership ceases to operate.

   As of December 1998 and 1999 there have been no investments in the partnership.

Note 15 - Liens

 a. To secure its short term liabilities, the Company has registered unlimited charges on its assets in favor of Bank Hapoalim, Ltd. and Bank Leumi Ltd as detailed below:

    1. Current liens on all assets, securities, notes and other trade instruments which are deposited with Bank Hapoalim, Ltd, and Bank Leumi Ltd. which consist of the following at December 31:

                                                             1999         1998
                                                           --------     --------
         Cash and cash equivalents                         $161,318     $163,578
         Investments in marketable securities                92,002      479,267
                                                           --------     --------
                                                           $253,320     $642,845
                                                           ========     ========

    2. The amounts of credit secured with these liens are shown in the following items (See Note 9) of the Company's balance sheets:

                                                       1999           1998
                                                    ----------      --------
         Short term credit                          $2,012,542      $482,531
                                                    ==========      ========

b. To insure the liabilities of the Company to the Israeli Ministry of Defense and Anidatex, Ltd. (a customer of the Company) the Company provided $29,201 and $19,430, respectively (translated using the average exchange rate for the latest period presented) in revolving Bank guarantees.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


Note 16 - Share Capital

a. At December 31, 1999 and 1998 the share capital of the Company is as follows:

                                                     Number of Shares
                                           ----------------------------------
                                           Issued and
              Outstanding Share Capital    Outstanding             Authorized
              -------------------------    -----------             ----------
      1999            $ 3,620                 11,760                 12,010
                      =======                 ======                 ======
      1998            $ 3,620                 11,760                 12,010
                      =======                 ======                 ======


Note 17 - Financial Instruments

a.    Fair Value of Financial Instruments

      The Company's financial instruments are principally non-derivative assets and non-derivative liabilities (non-derivative assets include cash and cash equivalents, deposits in banks and other financial institutions, marketable securities, trade accounts receivable, receivables and other debit balances; non-derivative liabilities include short-term credit from banks and others, trade accounts payable, and payables and other credit balances). Because of the nature of these financial instruments, fair value generally equals or approximates the amounts presented in the financial statements.

b.    Interest Rate Risk

      The interest rates of the loans are disclosed in Note 9 to the financial statements.

c.    Concentrations of Credit Risk

      At December 31, 1999 and 1998, the Company held cash and cash equivalents, in the total amount of $681,291 and $670,759 respectively and most of these amounts were deposited with Israeli banks. Under Israeli law, the Bank of Israel insures all bank deposits without limits on the amount. Therefore, the Company does not anticipate losses in respect to these items.

      The majority of the Company's sales are made to Government institutions and the private market in Israel. Consequently, the exposure to credit risks relating to trade receivables is limited.

      The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in the accounts.

Note 18 - Related Parties

  a.  Transactions with Related Parties

      The Company has signed lease agreements with the principal shareholder in the Company. (See Note 14a)

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



  b.  Income and Expenses from Transactions with Related Parties

                                                           1999         1998
                                                          -------     -------
      Expenses
      Salaries and related expenses                       $69,005     $80,926
      Lease and rent expenses                              84,919      94,196

c.    Balances with Related Parties

                                                           1999        1998
                                                          -------     -------

      Trade accounts receivable, net                      $ 6,864     $ 5,841
      Other accounts payable and credit balances              381       4,871
      (See Note 3(b))

Note 19 - Supplementary Information to Statements of Operations
          Including Concentrations

a.    Sales:

      1. Composed as follows:

                                                      1999            1998
                                                   ----------      ----------
      Local Israel sales                           $3,777,781      $4,190,433
      Export sales                                    713,117         378,065
                                                   ----------      ----------
         Total sales                               $4,490,898      $4,568,498
                                                   ==========      ==========


      2. Sales to Single Customers Exceeding 10% of Sales

                                                     1999             1998
                                                   ----------      ----------

      Customer A                                   $2,073,623      $2,602,038
                                                   ==========      ==========

b.    Cost of Sales and Processing:

                                                      1999            1998
                                                   ----------      ----------

      Purchases of raw materials                   $2,106,825      $2,423,824
      Salaries and related expenses                   858,592       1,023,111
      Maintenance                                      34,858          46,747
      Lease and rent                                  146,998         131,527
      Quality control                                  14,113           4,573
      Shipment                                          8,327          13,875
      Depreciation                                     36,808          42,839
      Vehicles maintenance                             14,166          13,799
      Changes in inventory                            (99,013)       (111,128)
                                                   ----------      ----------
                                                   $3,121,674      $3,589,167
                                                   ==========      ==========

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



c.    Selling Expenses:

                                                         1999          1998
                                                      --------       --------
      Sales commissions and consulting fees           $179,869       $ 85,307
      Advertising and sales promotion                   64,906        105,936
                                                      --------       --------
                                                      $244,775       $191,243
                                                      ========       ========
d.    General and Administrative Expenses:

                                                         1999          1998
                                                      --------       --------
      Salaries and related expense                    $107,025       $120,291
      Professional services                            173,662         75,559
      Office maintenance                                38,169         30,685
      Rent                                                -             4,907
      Bank services                                     16,373         19,707
      Insurance                                         11,580         11,251
      Security                                          36,217         53,494
      Vehicles maintenance                              14,538         21,210
      Depreciation and amortization                     33,201         41,503
      Doubtful debt expenses                            15,378         67,393
      Other                                             11,075         12,451
                                                      --------       --------
                                                      $457,218       $458,451
                                                      ========       ========
e.    Financial Income, Net:

                                                        1999           1998
                                                      --------       --------

      Interest on short-term bank credit              $(78,085)      $(50,223)
      Interest on short-term loan, net                 (45,944)        (9,885)
      Loss on sale of marketable securities, net       (37,559)          -
      Dividend income from marketable securities       217,603           -
      Interest income from short-term deposits and
       securities                                       32,919         85,811
                                                      --------       --------
                                                      $ 88,934       $ 25,703
                                                      ========       ========

f.    Other Income (Expenses):

      Other income is gain (loss) from the sale of fixed assets.

Note 20 - Agreement

In November 1998 the Company executed an agreement with a consultant whereby the consultant will provide services with regard to assisting the Company to become a public company in the United States. The fee to be paid by the Company is $140,000 and a 5-year transferable warrant to acquire up to 250,000 registered shares of the Company's common stock at an exercise price of $1.00 per share. During 1999 and 1998 the Company paid and expensed $70,000 and $35,000, respectively. Payment of the remaining amount of $35,000 is contingent upon the performance of services and therefore no contingent liability has been recorded at December 31, 1999. The warrants were valued at zero under the Black-Scholes method since the exercise price greatly exceeded the estimated fair market value of the shares of the Company.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998




Note 21 - Subsequent Events

In April 2000 the Company was acquired by Export Erez USA, Inc. ("Export USA"), an inactive reporting shell, in exchange for 11,500,000 shares of Export USA. Immediately subsequent to the closing the stockholders of Export Erez, Ltd. become stockholders of approximately 95.83% of Export USA. This transaction is treated as a recapitalization of the Company.

Had the acquisition occurred on January 1, 1999 for balance sheet purposes and December 1, 1999 for purposes of the statement of operations, only the equity section of the balance sheet and earnings per share computation in the statement of operations would have changed as follows:



                                                                                Stockholder' Equity (Unaudited)
                                                                               ---------------------------------
                                                                                 Pro-Forma
                                                    Historical                  Adjustments         Pro-Forma
                                         --------------------------------      ---------------    --------------
                                         Export               Export Erez                           Export Erez
                                         Erez Ltd.             USA, Inc.                             USA, Inc.
                                         -------------        -----------      ---------------    --------------

Common stock                             $    3,620              $  50   (1)       (2,470)         $     1,200
Additional paid-in capital                    3,115                 75   (1)        2,345                5,535
Retained earnings (deficit)               1,443,392               (125)  (1)          125            1,443,392
Accumulated other comprehensive
  income (loss)                             (15,197)                -                                  (15,197)
                                         ----------              -----            -------          -----------

TOTAL STOCKHOLDERS' EQUITY               $1,434,930              $  -             $    -           $ 1,434,930

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


Earnings Per Share (Unaudited)

                                                                                          Year Ended
                                                                                       December 31, 1999
                                                                              ---------------------------------
                                                        Historical as          Historical
                                                          Presented             Restated             Pro-Forma
                                                        -------------         -----------           -----------
Earnings per share - basic and diluted                     $  50.52           $      0.05           $      0.05
Weighted average shares outstanding                          11,760            11,500,000            12,000,000


(1) The accompanying unaudited pro-forma financial statement information shows the combined stockholders' equity of Export Erez, Ltd. and Export Erez USA, Inc. giving effect to the recapitalization as of March 31, 2000.

(2) The earnings per share pro-forma financial information gives effect to the recapitalization as if it occurred on January 1, 1999 (pro-forma) and giving retroactive effect to the recapitalization of the original Export Erez Ltd. stockholders only (historical restated).

                              EXPORT EREZ USA, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2000

                              EXPORT EREZ USA, INC.
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                     EXPORT EREZ USA, INC. AND SUBSIDIARIES
                                TABLE OF CONTENTS
                                -----------------


PAGES   1 - 2  CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2000 (UNAUDITED)
               AND DECEMBER 31, 1999

PAGE    3      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
               (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

PAGE    4      CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE NINE
               MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

PAGES   5 - 6  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER
               30, 2000

                     EXPORT EREZ USA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                      September 30, 2000
ASSETS                                                                    (Unaudited)      December 31, 1999
------                                                                ------------------   -----------------
CURRENT ASSETS
    Cash and cash equivalents                                             $  666,822          $  681,291
    Investment in marketable securities                                            -           1,393,123
    Trade accounts receivable, net                                           894,951             875,557
    Trade accounts receivable - related parties, net                           6,071               6,864
    Other receivables and debit balances                                      35,487              97,448
    Inventory                                                                826,561             690,195
    Deferred taxes                                                            88,866              32,421
                                                                           ---------           ---------

       TOTAL CURRENT ASSETS                                                2,518,758           3,776,899
                                                                           ---------           ---------
INVESTMENTS AND DEPOSITS
    Investment in marketable securities                                      991,691             602,993
    Deposits for the severance of employer-employee relations                266,313             252,442
                                                                           ---------           ---------

       TOTAL INVESTMENTS AND DEPOSITS                                      1,258,004             855,435
                                                                           ---------           ---------

PROPERTY, PLANT AND EQUIPMENT, NET                                           406,566             397,909
                                                                           ---------           ---------

                                                TOTAL ASSETS              $4,183,328          $5,030,243
                                                                          ==========          ==========

    The accompanying notes are an integral part of the financial statements.

                     EXPORT EREZ USA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                     September 30, 2000
                                                                          (Unaudited)      December 31, 1999
                                                                     ------------------    -----------------
CURRENT LIABILITIES
    Short-term bank credit                                                $  783,588           $2,012,542
    Trade accounts payable                                                   857,645            1,233,710
    Other accounts payable and credit balances                               313,357              204,605
                                                                           ---------            ---------

       TOTAL CURRENT LIABILITIES                                           1,954,590            3,450,857
                                                                           ---------            ---------

LONG - TERM LIABILITIES
    Deferred taxes                                                        $    2,092           $    3,007
    Long-term loan                                                            26,598                    -
    Provision for the severance of employer-employee relations               167,993              141,449
                                                                           ---------            ---------

       TOTAL LONG-TERM LIABILITIES                                           196,683              144,456
                                                                           ---------            ---------

                                        TOTAL LIABILITIES                 $2,151,273           $3,595,313
                                                                           ---------            ---------

SHAREHOLDERS' EQUITY
    Preferred stock, $0.0001 par value, 20,000,000 shares authorized,
      none issued and outstanding                                         $        -           $        -
    Common stock, $0.0001 par value, 100,000,000 shares authorized,
      12,500,000 and 11,500,000 issued and outstanding                         1,250                1,150
    Additional paid-in capital                                               159,385                5,585
    Retained earnings                                                      1,798,087            1,443,392
    Accumulated other comprehensive income (loss)                             73,333              (15,197)
                                                                           ---------            ---------

       TOTAL SHAREHOLDERS' EQUITY                                          2,032,055            1,434,930
                                                                           ---------            ---------

       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $4,183,328           $5,030,243
                                                                          ==========           ==========

    The accompanying notes are an integral part of the financial statements.

                     EXPORT EREZ USA, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME
                                   (UNAUDITED)

                                                                                        For the Nine          For the Nine
                                                                                        Months Ended          Months Ended
                                                                                     September 30, 2000    September 30, 1999
                                                                                     ------------------    ------------------
REVENUES                                                                                $ 3,502,039            $ 3,546,683
Cost of sales and processing                                                              2,219,898              2,333,798
                                                                                        -----------             ----------
    Gross profit                                                                          1,282,141              1,212,885
                                                                                        -----------             ----------

OPERATING EXPENSES
   Selling expenses                                                                         187,909                130,478
   General and administrative expenses                                                      423,940                297,742
                                                                                        -----------             ----------

TOTAL OPERATING EXPENSES                                                                    611,849                428,220
                                                                                        -----------             ----------

INCOME FROM OPERATIONS                                                                      670,292                784,665
                                                                                        -----------             ----------

OTHER INCOME (LOSS)
   Interest, dividends and gain (loss) on sale of securities income, net                    (92,947)                 7,745
   Other income - net                                                                         2,298                    937
                                                                                        -----------             ----------

TOTAL OTHER INCOME (LOSS)                                                                   (90,649)                 8,682
                                                                                        -----------             ----------

                                                   INCOME BEFORE INCOME TAXES               579,643                793,347
Income tax expense                                                                          224,950                261,953
                                                                                        -----------             ----------

                                                                   NET INCOME           $   354,693            $   531,394
                                                                                        -----------             ----------

OTHER COMPREHENSIVE INCOME
  Foreign currency translation gain (loss)                                                   46,662                (38,840)
  Unrealized gain on available-for-sale securities                                           41,869                 62,732
                                                                                        -----------             ----------
  Other comprehensive income before tax                                                      88,531                 23,892
  Income tax (expense) benefit related to items of other comprehensive income               (31,895)                (8,601)
                                                                                        -----------             ----------

TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX                                                 56,636                 15,291
                                                                                        -----------             ----------

COMPREHENSIVE INCOME                                                                    $   411,329            $   546,685
--------------------                                                                    ===========            ===========

   Net income per ordinary share - basic and diluted                                    $      0.03            $      0.05
                                                                                        ===========            ===========

   Weighted average number of shares outstanding during the period - basic and
      diluted                                                                            12,032,847             11,500,000
                                                                                        ===========            ===========


    The accompanying notes are an integral part of the financial statements.

                     EXPORT EREZ USA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                       For the Nine           For the Nine
                                                                                       Months Ended           Months Ended
                                                                                    September 30, 2000     September 30, 1999
                                                                                    ------------------     ------------------
Cash flows from operating activities:
    Net income                                                                        $   354,694                $ 531,393
    Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Stock based compensation                                                              153,900                     -
    Depreciation and amortization                                                          55,032                   52,721
    Decrease (increase) in provision for the severance of employer-employee
      relations                                                                            16,135                  (27,161)
    Decrease (increase) in deferred taxes                                                 (55,758)                     584
    Decrease (increase) in trade accounts receivable                                       10,268                     (937)
    Decrease (increase) in other receivables and debit balances                            64,428                   51,884
    Decrease (increase) in inventory                                                     (112,412)                 106,452
    Loss (gain) from investment in marketable securities                                   (3,282)                    -
    Loss (gain) from sale of fixed assets                                                  (2,298)                    (937)
    Increase (decrease) in trade accounts payable                                        (413,696)                (211,637)
    Increase (decrease) in other accounts payable and credit balances                     100,881                 (137,453)
                                                                                      -----------                ---------

Net cash provided by (used in) operating activities                                       167,892                  274,674
                                                                                      -----------                ---------

Cash flows from investing activities:
    Purchase of fixed assets                                                              (54,101)                 (27,396)
    Proceeds from sale of fixed assets                                                      2,456                      937
    Investment in marketable securities                                                  (324,461)                (278,817)
    Proceeds from sale of marketable securities                                         1,425,947                        -
                                                                                      -----------                ---------

Net cash provided by (used in) investing activities                                     1,049,841                 (305,276)
                                                                                      -----------                ---------

Cash flows from financing activities:
    Short-term bank credit, net                                                        (1,280,464)                 139,597
    Long-term bank credit, net                                                             26,299                        -
                                                                                      -----------                ---------

Net cash provided by (used in) financing activities                                    (1,254,165)                 139,597
                                                                                      -----------                ---------

Effect of exchange rate changes on cash                                                    21,963                  (21,338)
                                                                                      -----------                ---------

Net increase (decrease) in cash and cash equivalents                                      (14,469)                  87,657

Cash and cash equivalents at beginning of period                                          681,291                  670,759
                                                                                      -----------                ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                            $   666,822                $ 758,416
------------------------------------------                                            ===========                =========

    The accompanying notes are an integral part of the financial statements.

                     EXPORT EREZ USA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2000

NOTE 1 BASIS OF PRESENTATION

       The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

       It is management's opinion that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

       For further information, refer to the consolidated financial statements and footnotes included in the Company's Form SB-2 for the year ended December 31, 1999.

NOTE 2 INVENTORY

       Inventory at September 30, 2000 consisted of the following:

       Raw materials                                                    $626,929
       Work in process                                                    45,589
       Finished goods                                                    154,043
                                                                        --------
                                                                        $826,561
                                                                        ========

NOTE 3 LONG-TERM LOAN

       On February 1, 2000, Export Erez Ltd. borrowed $122,150 at an interest rate of 10.8%. The terms are 24 monthly payments commencing March 1, 2000 with each payment consisting of a fixed amount of principal along with accrued interest. As of September 30, 2000, the balance of the loan was $88,698 of which $62,100 is included in short-term bank credit and $26,598 is included in long-term loan.

NOTE 4 RECAPITALIZATION

       On April 21, 2000, the Company consummated an Agreement and Plan of Reorganization (the "Agreement") with Export Erez Ltd., a Company incorporated in Israel, ("Export Ltd.") whereby all of the shareholders in Export Ltd. had their shares converted into 11,500,000 shares, or approximately 96%, of the common stock of the Company.

                    EXPORT EREZ USA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2000



       Under Generally Accepted Accounting Principles, a company whose stockholders receive over fifty percent of the stock of the surviving entity in a business combination is considered the acquirer for accounting purposes. Accordingly, the transaction was accounted for as an acquisition of the Company and recapitalization of Export Ltd. The financial statements subsequent to the acquisition includes the following: (1) the balance sheet consists of the net assets of the Company at historical costs (zero at the acquisition date) and the net assets of Export Ltd. at historical cost. (2) the statement of operations consists of the operations of Export Ltd. for the period presented and the operations of the Company from the recapitalization date.

       As a result of the recapitalization, $2,420 was reclassified from common stock to additional paid-in capital in the accompanying September 30, 2000 balance sheet. For comparative purposes, $2,470 was reclassified from common stock to additional paid-in capital in the accompanying December 31, 1999 balance sheet in order to conform to the September 30, 2000 presentation.

NOTE 5 STOCKHOLDERS' EQUITY

       On May 25, 2000, the Company issued 500,000 common shares to 60 employees, consultants and service providers for past services rendered. For financial accounting purposes the shares were valued at the selling security holders offering price of $0.3078 per share as indicated in the Company's Form SB-2, as amended. Accordingly the Company recognized an expense of $153,900 which is included in general and administrative expenses.

NOTE 6 SEGMENTS

                                                           SEPTEMBER 30,
                                                     -------------------------
                                                        2000          1999
                                                     ----------     ----------

       Sales - Israel                                $2,555,965     $2,890,333
       Sales  - Non-Israel                              946,074        656,350
                                                     ----------     ----------
                                                     $3,502,039     $3,546,683
                                                     ==========     ==========

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made,
such information or representations may not be relied on as
having been authorized by Export Erez USA or by any of the
underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an
implication that there has been no change in the affairs of
Export Erez USA since the date of this prospectus. This                                    EXPORT EREZ USA, INC.
prospectus does not constitute an offer to sell, or
solicitation of any offer to buy, by any person in any
jurisdiction in which it is unlawful for any such person to
make such offer or solicitation. Neither the delivery of this
prospectus nor any offer, solicitation or sale made hereunder,              1,000,000 shares of common stock to be sold by the
shall under any circumstances create any implication that the                                  holders, and
information herein is correct as of any time subsequent to the                   250,000 shares of common stock underlying
date of the prospectus.                                                             warrants, to be sold by the holders

                   ------------------------

                       TABLE OF CONTENTS
                                                          Page

Prospectus Summary............................................
Risk Factors..................................................
Available Information ........................................
Export Erez USA...............................................
Business......................................................
Dividend Policy...............................................
Management's Discussion and Analysis of
 Financial Condition and Results of                                                             ----------
 Operations...................................................                                  PROSPECTUS
Management....................................................                                  ----------
Security Ownership of Certain Beneficial
         Owners and Management ...............................
Selling Securityholders.......................................
Plan of Distribution..........................................
Description of Securities.....................................
Conditions in Israel .........................................
Legal Matters.................................................
Experts.......................................................
Financial Statements..........................................

         Until ________ all dealers that effect transactions                                December ____, 2000
in these securities, whether or not participating in this
offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                                                                                          ======================


                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Export Erez USA is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-Laws of Export Erez USA provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

         The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

         For any breach of the director's duty of loyalty to the corporation or its stockholders;
         For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
                  Under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware; or
         For any transaction from which the director derived an improper personal benefit.

Export Erez USA's Certificate of Incorporation contains such a provision.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Export Erez USA pursuant to the foregoing provisions, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

                  Filing Fee - Securities and Exchange Commission    $     108
                  Fees and Expenses of Accountants                      40,000
                  Fees and Expenses of legal counsel                   100,000
                  Blue Sky Fees and Expenses                             3,500
                  Printing and Engraving Expenses                       10,000
                  Miscellaneous Expenses                                 3,700
                                                                     ---------
                                    Total                            $ 157,308
                                                                     =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         On May 20, 1999, pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, Export Erez USA issued 112,500 shares of its common stock to Pierce Mill Associates, Inc., 112,500 shares of its common stock to James McKillop, 225,000 shares of its common stock to Jovanda Ltd., and 25,000 shares of its common stock to each of Joseph Berzak and Joseph Zeewi.

         On May 20, 1999, pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, Export Erez USA issued warrants for the purchase of 62,500 shares of its common stock to Pierce Mill Associates, Inc., 62,500 shares of its common stock to James McKillop, and 125,000 shares of its common stock to Jovanda Ltd., all at an exercise price of $1.00 per share for an exercise term of 5 years from the date of issue.

         Pursuant to a stock exchange agreement with Export Erez Ltd., on March 31, 2000 Export Erez USA issued 11,490,212 shares to Joseph Postbinder and 9,788 shares of its common stock to Meira Postbinder pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering.

          On May 25, 2000, Export Erez USA issued an aggregate of 500,000 shares of its common stock to 60 employees, consultants and service providers none of whom were United States residents . The offering of such securities occurred outside the United States and as such was outside the scope of the Securities Act.


ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits

2.1 Agreement and Plan of Reorganization between Export Erez Ltd. and Export Erez USA

3.1**    Certificate of Incorporation of Export Erez USA, Inc., as amended
3.2**    By-Laws of Export Erez USA, Inc.

4.1**    Form of common stock certificate
4.2*     Form of warrant

5.1*     Opinion of Cassidy & Associates

10.1     Lease for executive office space with Joseph Postbinder
10.2     Limited partnership agreement with Orlite Ltd.
10.3     Service agreement with TPG Capital Corporation

21.1**   Subsidiaries of Export Erez USA, Inc.
24.1     Consent of Weinberg & Company, certified public accountants
24.3*    Consent of Cassidy & Associates (included in Exhibit 5)
27.1*    Financial Data Schedule
-----

  *      To be filed by Amendment.
 **      Previously filed.

(b) The following financial statement schedules are included in this Registration Statement.

         None

ITEM 28. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment to the registration statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to its Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Israel on the 16th day of November 2000.



                                            EXPORT EREZ USA, INC.

                                             By: /s/ Joseph Postbinder
                                                     President

                                             By: /s/ Meira Postbinder
                                                     Vice President of Financing

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Title                            Date
---------                     -----                            ----
                              Chairman, President              November 16, 2000
/s/ Joseph Postbinder         and a Director

                              Vice President of Financing      November 16, 2000
/s/ Meira Postbinder          and a Director

/s/ Shlomo M. Lev-Yehudi      Director                         November 16, 2000

/s/ Tsippy Moldovan           Director                         November 16, 2000

/s/ Dan Zarchin               Director                         November 16, 2000